     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 15, 1998



                                                      REGISTRATION NO. 333-56385

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3
                             ---------------------

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                       IRIDIUM WORLD COMMUNICATIONS LTD.
             (Exact name of Registrant as specified in its charter)

              BERMUDA                                4812                              52-2025291
    (State or other jurisdiction         (Primary Standard Industrial               (I.R.S. Employer
 of incorporation or organization)       Classification Code Number)              Identification No.)

           CLARENDON HOUSE, 2 CHURCH STREET, HAMILTON HM 11, BERMUDA
                                 (441) 295-5950
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                             ---------------------

                                  IRIDIUM LLC
             (Exact name of Registrant as specified in its charter)

              DELAWARE                               4800                              52-1984342
    (State or other jurisdiction         (Primary Standard Industrial               (I.R.S. Employer
 of incorporation or organization)       Classification Code Number)              Identification No.)

                 1575 EYE STREET, N.W., WASHINGTON, D.C. 20005
                                 (202) 408-3800
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                             ---------------------

                             F. THOMAS TUTTLE, ESQ.
IRIDIUM WORLD COMMUNICATIONS LTD., 1575 EYE STREET, N.W., WASHINGTON, D.C. 20005
                                 (202) 408-3800
                             ---------------------

                                with copies to:
                            DENNIS C. SULLIVAN, ESQ.
                              SULLIVAN & CROMWELL
                         1701 PENNSYLVANIA AVENUE, N.W.
                             WASHINGTON, D.C. 20006
                                 (202) 956-7500
                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

--------------------------------------------------------------------------------

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
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


PROSPECTUS         SUBJECT TO COMPLETION, DATED JULY 15, 1998


                                        [IRIDIUM WORLD COMMUNICATIONS LTD. LOGO]

                          300,000 WARRANTS TO PURCHASE

                    1,560,000 SHARES OF CLASS A COMMON STOCK

                       IRIDIUM WORLD COMMUNICATIONS LTD.
                             ---------------------


     This Prospectus relates to (i) the resale by the holders thereof of 300,000 warrants (the "Warrants") of Iridium World Communications Ltd. ("IWCL") and (ii) the issuance of 1,560,000 shares of IWCL Class A Common Stock, $.01 par value (the "Class A Common Stock"), that may be acquired upon the exercise of the Warrants (the "Warrant Shares" and, together with the Warrants, the "Securities"). Each Warrant currently entitles the holder thereof to purchase, on or after July 16, 1998, 5.2 Warrant Shares at an exercise price of $20.90 per share, subject to adjustment in certain circumstances. The Warrants will, unless exercised, automatically expire on July 15, 2005. See "Description of Warrants." The Class A Common Stock is listed on the Nasdaq National Market (the "NNM") under the symbol "IRIDF." On July 13, 1998, the closing price of the Class A Common Stock on the NNM was $58 5/16 per share.


     The Warrants are part of the 300,000 units (the "Units") that were originally sold on July 16, 1997, by IWCL, Iridium LLC ("Iridium") and Iridium Capital Corporation ("Capital") to the initial purchasers thereof. Each Unit consisted of $1,000 principal amount of 13% Senior Notes due 2005, Series A (the "Series A Notes") of Iridium and Capital and one Warrant. On September 8, 1997, the Units were split into Warrants and Series A Notes and the Warrants and Series A Notes have traded separately since that date.

     The Securities may be offered and sold from time to time by the holders named herein or by their transferees, pledgees, donees or their successors (collectively, the "Selling Holders") pursuant to this Prospectus. The Securities may be sold by the Selling Holders from time to time directly to purchasers or through agents, underwriters or dealers. See "Plan of Distribution" and "Selling Holders." If required, the names of any such agents or underwriters involved in the sale of the Securities and the applicable agent's commission, dealer's purchase price or underwriter's discount, if any, will be set forth in an accompanying supplement to this Prospectus (the "Prospectus Supplement"). The Selling Holders will receive all the net proceeds from any sale of the Securities and will pay all underwriting discounts, selling commissions and related fees, if any, applicable to such sale. Iridium is responsible for payment of all other expenses incident to the registration of the Warrants and the Warrant Shares pursuant hereto, or otherwise incident to the performance of or compliance with the Warrant Agreement (as defined below). See "Governance of IWCL and Relationship with Iridium -- Management Services Agreement." The Selling Holders and any broker-dealers, agents or underwriters that participate in the distribution of the Securities may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them and any profit on the resale of Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution."

     The Warrants have not been registered for sale under the securities laws of any state or jurisdiction as of the date of this Prospectus. Brokers or dealers effecting transactions in the Warrants should confirm the registration thereof under the securities laws of the state in which such transactions occur, or the existence of any exemption from registration.
                             ---------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN WARRANTS AND CLASS A COMMON STOCK.
                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                             ---------------------
                The date of this Prospectus is           , 1998

                             AVAILABLE INFORMATION

     IWCL and Iridium are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by IWCL and Iridium can be inspected and copied at public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; Seven World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission's Washington, D.C. office at prescribed rates. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding IWCL and Iridium. The Class A Common Stock is quoted on the NNM, and copies of the reports, proxy statements and other information filed by IWCL with the Commission may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     IWCL and Iridium have filed with the Commission a Registration Statement on Form S-3 (together with all exhibits and amendments, the "Registration Statement") under the Securities Act, with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to IWCL, Iridium and the securities offered hereby, reference is made to the Registration Statement, including the exhibits and schedules. The Registration Statement may be inspected, without charge, at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and also at the regional offices of the Commission listed above. Copies of such material may also be obtained from the Commission upon the payment of prescribed rates.

     Statements contained in the Prospectus as to any contracts, agreements or other documents filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is hereby made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement for a full statement of the provisions thereof, and each such statement in the Prospectus is qualified in all respects by such reference.

                           INCORPORATION BY REFERENCE

     The following documents have been filed by IWCL or Iridium with the Commission pursuant to the Exchange Act and are hereby incorporated by reference into this Prospectus:

          (a) The Annual Report on Form 10-K of IWCL, Iridium, and certain of Iridium's direct and indirect subsidiaries for the year ended December 31, 1997 (the "Form 10-K");

          (b) The Quarterly Report on Form 10-Q of IWCL, Iridium and certain of Iridium's direct and indirect subsidiaries for the quarter ended March 31, 1998;

          (c) IWCL's Proxy Statement relating to the 1998 Annual Meeting of Stockholders; and

          (d) The description of IWCL's Class A Common Stock contained in IWCL's Registration Statement on Form 8-A filed under the Exchange Act and any amendments or reports filed for the purpose of updating such description.

     All documents filed by IWCL or Iridium pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Warrants and the Class A Common Stock offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents (provided, however, that the information referred to in Item 402(a)(8) of Regulation S-K of the Commission shall not be deemed specifically incorporated by reference herein).

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement as modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     IWCL and Iridium will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of any person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (other than exhibits and schedules thereto, unless such exhibits or schedules are specifically incorporated by reference into the information that this Prospectus incorporates). Written or oral requests for copies of these documents should be directed to Iridium World Communications Ltd., 1575 Eye Street, N.W., Washington, D.C. 20005, Attention: F. Thomas Tuttle, Assistant Secretary (Telephone (202) 408-3800).

                           FORWARD-LOOKING STATEMENTS

     Iridium is a development stage company with no operating history, and IWCL has no business other than business related to its interests in Iridium. Accordingly, many statements in this Prospectus or incorporated by reference herein are forward-looking. Examples of such forward-looking statements include, but are not limited to, the statements concerning Iridium's operations, prospects, markets, technical capabilities, funding needs, financing sources, pricing, launch schedule, commercial operations schedule, estimates of the size of addressable markets for mobile satellite services, estimates of customer counts, the last year in which Iridium will have negative cash flow and a net increase in year-end borrowings, and future regulatory approvals, as well as information concerning expected characteristics of competing systems and expected actions of third parties, including but not limited to, systems contractors, equipment suppliers, gateways operators, service providers and roaming partners. These forward-looking statements are based on a number of assumptions and are inherently predictive and speculative. One or more of the assumptions underlying such forward-looking statements is likely to be incorrect. Therefore, actual results may be materially different from those expressed or implied by such statements.

     Factors which may cause IWCL's or Iridium's results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, (i) Iridium's absence of current revenues, highly leveraged capital structure and significant additional funding needs, (ii) delays and cost overruns related to the construction and deployment of the Iridium communications system (the "Iridium System"), (iii) technological risks related to the development and implementation of the various components of the Iridium System, (iv) customer acceptance of Iridium World Services, (v) satellite launch, operation and maintenance risks, (vi) risks associated with the need to obtain operating licenses in the numerous countries where Iridium assumes it will provide its services, (vii) competition from satellite and terrestrial communications services and (viii) Iridium's dependence on Motorola and other members of Iridium for the construction and operation of the Iridium System and the distribution and marketing of Iridium World Services. These factors, and other factors that may materially affect Iridium's operations, are described in greater detail in the Securities and Exchange Commission filings of IWCL and Iridium. See "Risk Factors" and the risk factors set forth in Exhibit 99 to the Form 10-K under "Certain Factors Which May Affect Forward-Looking Statements."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the detailed information and financial statements and the notes thereto incorporated by reference in this Prospectus. Unless otherwise specified or the context otherwise requires, references in this Prospectus to "dollars" and "$" are to United States dollars.

                                IWCL AND IRIDIUM


     Iridium is developing and commercializing a global mobile wireless communications system that will enable subscribers to send and receive telephone calls virtually anywhere in the world -- all with one phone, one phone number and one customer bill. The Iridium communications system (the "Iridium System") will combine the convenience of a terrestrial wireless system with the global reach of Iridium's satellite system. The Iridium System encompasses four components: the "space segment," which will include the low earth orbit satellite constellation and the related control facilities; the ground stations or "gateways," which will link the satellites to terrestrial communications systems; the Iridium subscriber equipment, which will provide mobile access to the satellite system and terrestrial wireless systems; and the terrestrial wireless interprotocol roaming infrastructure, which will facilitate roaming among the Iridium satellite system and multiple terrestrial wireless systems that use different wireless protocols. Iridium expects to commence operations in September 1998. The satellite constellation was designed, assembled and delivered in orbit by Motorola, Inc. ("Motorola"), a leading international provider of wireless communications systems, phones and pagers, semiconductors and other electronic equipment. Motorola also is the principal investor in Iridium. Other strategic investors include leading wireless communications service providers from around the world, as well as experienced satellite manufacturers and experienced launch providers.


     IWCL, a Bermuda company, was organized to act as a member of Iridium and to have no other business. See "Governance of IWCL and Relationship with Iridium."

                                  THE OFFERING

Issuer.....................  IWCL acts as the publicly-held member of Iridium, and IWCL's only assets are its Class 1 Membership Interests and its rights to acquire Class 1 Membership Interests. IWCL was registered as a Bermuda company on December 12, 1996 and has its principal offices at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda and its telephone number is (441) 295-5950.

Securities Subject
  to the Offering..........  300,000 Warrants and up to 1,560,000 shares of
                             Class A Common Stock issuable upon exercise of the Warrants.

Total Number of Warrants...  300,000 Warrants, which when exercised would entitle the holders thereof to acquire an aggregate of up to 1,560,000 Warrant Shares. See "Description of Warrants."

Warrant Expiration Date....  July 15, 2005.

Exercise...................  Each Warrant entitles the holder thereof to purchase 5.2 shares of Class A Common Stock at an exercise price of $20.90 per share. The number of shares of Class A Common Stock for which, and the price per share at which, a Warrant is exercisable are subject to adjustment upon the occurrence of certain events as provided in the Warrant Agreement. The Warrants will be exercisable on or after July 16, 1998. See "Description of Warrants."

Listing of Class A
  Common Stock.............  The Class A Common Stock currently trades on the
                             NNM under the symbol "IRIDF".

LLC Interest Warrants......  IWCL paid the net proceeds it received from the sale of the Warrants to Iridium to purchase a corresponding number of warrants to purchase Class 1 Membership Interests from Iridium (the "LLC Interest Warrants") having the same tenor and terms as the Warrants. The LLC Interest Warrants entitle IWCL to purchase, in the aggregate, a number of Class 1 Membership Interests equal to the aggregate number of Warrant Shares issuable in respect of the Warrants. The LLC Interest Warrants provide that upon the exercise of any Warrant and the payment of the exercise price therefor to IWCL, IWCL will purchase from Iridium, and Iridium will sell to IWCL, a number of Class 1 Membership Interests equal to the number of Warrant Shares issuable upon such exercise for a purchase price equal to the exercise price of such Warrant, subject to adjustment in certain circumstances. See "Description of Warrants -- General."

Registration Rights........  IWCL is required under the Warrant Agreement to use its reasonable efforts to cause the Registration Statement of which this Prospectus forms a part to remain effective until (i) as to the Warrants, the earliest of (x) such time as all the Warrants have been sold thereunder, (y) two years after its effective date and (z) such time as the Warrants can be sold by non-affiliates of IWCL without restriction under the Securities Act, and (ii) as to the Warrant Shares, the earlier of (a) such time as all Warrants have been exercised and (b) July 15, 2005. IWCL's registration rights obligations are subject to certain conditions, including IWCL's right to suspend the availability of the Registration Statement for two 45 consecutive-day periods in any 365-day period. See "Description of Warrants -- Registration Rights."

Use of Proceeds............  Neither IWCL nor Iridium will receive any proceeds from the sale of the Securities by the Selling Holders. All proceeds will be received by the Selling Holders. Upon exercise of any Warrant, IWCL will receive $20.90 for each Warrant Share issued. Pursuant to the terms of the Share Issuance Agreement, IWCL will apply all of such exercise price to the exercise of a corresponding number of LLC Interest Warrants. Accordingly, Iridium will indirectly receive all net cash paid in respect of the exercise of Warrants.

                                  RISK FACTORS

     Investors should consider the following risk factors and the risk factors set forth in Exhibit 99 to the Form 10-K under "Certain Factors which May Affect Forward-Looking Statements" which report is incorporated herein by reference, in addition to the other information contained in this Prospectus, in evaluating whether to purchase the Securities.

DIVIDEND POLICY

     IWCL's sole asset is its Class 1 Membership Interests and IWCL has no independent means of generating revenues. IWCL has never declared or paid any dividends on its Class A Common Stock or non-voting Class B Common Stock, par value $.01 per share ("Class B Common Stock") and Iridium has never made distributions on its Class 1 Membership Interests. Iridium has no current source of revenue and does not expect significant revenues until sometime after the commencement of commercial operations, currently scheduled for September 23, 1998. IWCL and Iridium do not anticipate paying any dividends or distributions until Iridium has demonstrated a positive operating cash flow for a significant period of time. In addition, debt covenants applicable to subsidiaries of Iridium impose significant restrictions on the ability of such subsidiaries to make cash distributions to Iridium (and therefore effectively restrict the ability of Iridium to make cash distributions). Such covenants or similar covenants relating to replacement or other indebtedness are likely to be in effect long after the achievement of positive operating cash flow.

     Iridium is treated as a partnership for United States federal income tax purposes. IWCL is responsible for paying the United States federal income tax on its distributive share of the income of Iridium that is effectively connected with the conduct of a trade or business in the United States. IWCL will have no source of funds to pay United States federal income taxes other than distributions from Iridium. The Iridium LLC Agreement (as defined below) requires Iridium's Board of Directors (the "Iridium Board"), to the extent of legally available funds, to declare and pay distributions sufficient to assure that each non-U.S. Class 1 Member receives an amount at least equal to the amount of such member's U.S. federal, state and local income tax liability resulting from allocations of Iridium's income to such Member. Iridium Operating LLC, a wholly-owned subsidiary of Iridium, also has agreed under the Management Services Agreement (as defined below) to advance funds to IWCL, under certain conditions, to enable IWCL to pay any income tax liability that cannot be satisfied by distributions to IWCL on the Class 1 Membership Interests. If for any reason Iridium were unable to comply with these undertakings, IWCL would be unable to make required tax payments to the United States which would have a material adverse effect on IWCL.

SHARES ELIGIBLE FOR FUTURE SALE


     IWCL has authorized 50,000,000 shares of Class A Common Stock. Assuming the exercise of all Warrants, the pro forma number of shares of Class A Common Stock of IWCL outstanding at June 30, 1998 would have been 13,633,344 shares. IWCL has agreed in the Interest Exchange Agreement (as defined below) that it will exchange shares of Class A Common Stock for Class 1 Membership Interests at the rate of one share of Class A Common Stock for each Class 1 Membership Interest and to register with the Securities and Exchange Commission those shares for sale. Pursuant to the Interest Exchange Agreement, the holders of Class 1 Membership Interests may not exchange such Interests for shares of Class A Common Stock prior to 90 days after the first fiscal quarter in which Iridium achieves positive earnings before interest, taxes, depreciation and amortization. No exchanges shall take place unless approved by Iridium, pursuant to the authorization of Directors representing at least 66 2/3% of the Iridium Board. See "Governance of IWCL and Relationship with Iridium -- Exchange Rights of Iridium Members." Based upon the number of Class 1 Membership Interests outstanding as of June 30, 1998, 141,313,149 shares of Class A Common Stock would be issuable upon such exchange. Including all Class 1 Membership Interests which will be issuable in the future based upon warrants, options and convertible securities outstanding on June 30, 1998 and other outstanding commitments to members of Iridium (excluding the Reserve Capital Call and warrants issuable to Motorola in respect of additional indebtedness not yet incurred), an aggregate of 178,394,747 shares of Class A Common Stock would be issuable upon such exchange. See "-- Dilution Risk."


     In addition, IWCL has authorized 2,500,000 shares of Class B Common Stock for issuance, and has issued 20,625 shares of Class B Common Stock, in the Global Ownership Program (as defined below). These shares of Class B Common Stock will be exchangeable for Class A Common Stock on a share for share basis after the satisfaction of certain conditions, but in no event earlier than one year after issuance of, and full payment for, the relevant shares of Class B Common Stock. Following such exchanges, and if registered for resale with the Commission, the Class A Common Stock issuable on exchange will be freely transferable if held by persons who are not affiliates. Issuances of substantial amounts of Class A Common Stock, or the expectation of such issuances, could adversely affect the market price of the Class A Common Stock.

DILUTION RISK


     Upon the purchase by IWCL of Class 1 Membership Interests with the proceeds from the exercise of the Warrants, IWCL will not experience a substantial dilution in pro forma net tangible book value per Class 1 Membership Interest. However, IWCL will experience dilution in the future as a result of the purchase and sale of Class 1 Membership Interests at prices below the price paid by IWCL for its Class 1 Membership Interests. At June 30, 1998 there were outstanding warrants to purchase 4,997,281 Class 1 Membership Interests at $.00013 per Class 1 Membership Interest issued in connection with the issuance and sale of Iridium's 14 1/2% Senior Subordinated Notes due 2006; 42,853 Series A Class 2 Interests that convert into 793,209 Class 1 Membership Interests without any additional cash investment; and a currently exercisable warrant to purchase up to the number of Series M Convertible Class 2 Interests that would be convertible into 2.5% of the number of outstanding Class 1 Membership Interests on the date of exercise, calculated on a fully diluted basis, at the equivalent of $13.33 per underlying Class 1 Membership Interest. In addition to the warrants described above, under the guarantee arrangements with Motorola, Iridium has a continuing obligation to issue warrants to Motorola for so long as Motorola has guaranteed borrowings of Iridium or any of its subsidiaries under certain credit facilities. Motorola earned, for its guarantee of Iridium's obligations under the Guaranteed Bank Facility (as defined), 7,741,346 Class 1 Membership Interests through May 13, 1998. Additionally, the Second Amended and Restated Agreement Regarding Guarantee, dated May 11, 1998, provides that, when the Guaranteed Bank Facility and Motorola's guarantee thereunder have been permanently reduced to $275 million or less, Iridium has the option to compensate Motorola for such guarantee by continuing to pay warrant compensation at the existing rate or paying (i) interest on the guaranteed amount at a rate based on the difference between the interest rate on the Guaranteed Bank Facility and the interest rate on the Series A Notes and the 14% Series B Notes of Iridium Operating LLC plus (ii) substantially reduced warrant compensation based on the number of warrants issued in connection with the offering of the Series A Notes (the "High Yield Equivalent Compensation"). The maximum number of warrants Motorola may earn as High Yield Equivalent Compensation until June 30, 1999 (maturity of the Guaranteed Bank Facility) is 75,820 Class 1 Membership Interests. Motorola also would be entitled to receive warrants to purchase up to 3,750,000 additional Class 1 Membership Interests at a price of $.00013 per Class 1 Membership Interest in connection with the possible $350 million increase in the Guaranteed Bank Facility. The Class 1 Membership Interests acquired upon exercise of any such warrants issued on or prior to the commercial activation date must be held for five years from the date of issuance of such Interests. Up to 18,206,550 Class 1 Membership Interests may be issued to existing investors in Iridium at a purchase price of $13.33 per Class 1 Membership Interest pursuant to the Reserve Capital Call (as defined below). The Iridium Board has also authorized the issuance of warrants to purchase up to 9,165,000 Class 1 Membership Interests at a purchase price of $.00013 per Class 1 Membership Interest to gateway owners and to Motorola based on satisfaction of certain performance criteria relating to the construction and implementation of gateways and gateway services.


     There will be no immediate dilution to the purchasers of Class A Common Stock with respect to the Warrant Shares. However, pursuant to the Interest Exchange Agreement, IWCL has agreed to exchange shares of Class A Common Stock for Class 1 Membership Interests at an exchange rate of one share of Class A Common Stock for each Class 1 Membership Interest (subject to anti-dilution adjustments) commencing 90 days after Iridium has achieved one full quarter of positive earnings before interest, taxes, depreciation and amortization. No exchange shall take place unless approved by Iridium pursuant to authorization of Directors representing at least 66 2/3% of the Iridium Board. Also, IWCL has authorized the issuance of up to 2,500,000 shares of Class B Common Stock in the Global Ownership Program. These shares of Class B Common Stock will be convertible into Class A Common Stock on a share for share basis. In addition, IWCL has agreed that in the future it will issue additional shares of Class A Common Stock at the direction of Iridium and invest the net proceeds thereof in exchange for one Class 1 Membership Interest for each share of Class A Common Stock so issued (subject to anti-dilution adjustments).

     The anti-dilution provisions of the Warrants do not provide for adjustment in respect of issuances of Iridium Class 1 Membership Interests. See "Description of Warrants -- Adjustments."

VOLATILITY


     The market price of the Class A Common Stock has been volatile and the price of the Warrants may also be volatile. In particular, the trading prices for the common stock of many development stage technology companies like IWCL and Iridium have experienced extreme price and volume fluctuations, which have at times been unrelated to operating performance. Factors such as announcements of fluctuations in Iridium's or its competitors' operating results and market conditions for growth stocks or technology stocks in general could have a significant effect on the future price of the Class A Common Stock or the Warrants. In particular, the price of the Warrants or the Class A Common Stock could be subject to significant fluctuations in response to variations in Iridium's prospects and operating results which could be affected by delays in the design, construction, deployment, customer acceptance and commercial operation of the Iridium System, delays in obtaining service providers or regulatory approvals in particular countries, satellite anomalies, general conditions in the telecommunications industry, regulation, international events, changes in interest rates and other factors. Such factors may have an adverse effect on the price of the Warrants or the trading price Class A Common Stock from time to time.


ABSENCE OF A PUBLIC MARKET FOR THE WARRANTS

     There is no public market for the Warrants and IWCL does not intend to apply for listing of the Warrants on any national securities exchange or for quotation of the Warrants through the NNM. No assurance can be given as to the liquidity of the trading market for the Warrants or that an active public market for the Warrants will develop. If an active public market does not develop, the market price and liquidity of the Warrants may be adversely affected.

EXPIRATION OF WARRANTS

     The Warrants will not become exercisable until July 16, 1998 and will expire on July 15, 2005. A Warrantholder who fails to exercise his Warrants prior to expiration will lose all rights to acquire Class A Common Stock. Prior to the exercise of the Warrants, the Warrantholders will not have any of the rights of the holders of Class A Common Stock.

     In the event a bankruptcy or reorganization proceeding is commenced by or against IWCL, a bankruptcy court may hold that unexercised Warrants are executory contracts which may not, even if sufficient funds are available, be entitled to receive any consideration or may receive an amount less than they would be entitled to have received if they had been exercised prior to the commencement of any such bankruptcy or reorganization proceeding.

RISKS ASSOCIATED WITH INCORPORATION UNDER BERMUDA LAW

     IWCL is incorporated under the Companies Act 1981 of Bermuda, as amended from time to time (the "Bermuda Act"). As a result, the rights of holders of Class A Common Stock will be governed by Bermuda law and IWCL's Memorandum of Association and Bye-Laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. IWCL has been advised by its Bermuda counsel, Conyers, Dill & Pearman, that uncertainty exists as to whether courts in Bermuda will enforce judgments obtained in other jurisdictions (including the United States) against IWCL or officers or directors of IWCL under the securities laws of those jurisdictions or entertain actions in Bermuda against IWCL or its officers or directors under the securities laws of other jurisdictions. There is no treaty in effect between the United States and Bermuda providing for such enforcement, and there are grounds upon which Bermuda courts may not enforce judgments of United States courts. Certain remedies available under the United States federal securities laws would not be allowed in Bermuda courts as contrary to that jurisdiction's public policy.

RISK OF LOSS OF MANAGEMENT RIGHTS UPON CHANGE IN CONTROL

     Under the Iridium LLC Agreement, IWCL has certain special rights including the right to designate two members of the Iridium Board, one of whom will act as a Vice Chairman of Iridium, and the right to approve certain significant transactions involving Iridium. See "Governance of IWCL and Relationship with Iridium -- Participation in the Governance of Iridium." Iridium will have the right to terminate these special rights following an IWCL change in control, which includes circumstances in which an entity other than Iridium becomes the beneficial owner of more than 30% of IWCL's outstanding common stock or in which there is a change in a majority of the members of IWCL's Board of Directors (the "IWCL Board") over a two year period that was not approved by a vote of 66 2/3% of the members of IWCL Board then still in office who were directors at the beginning of the two year period or whose election or nomination for election was previously so approved. As a result of these provisions, as well as the risks described below under "-- Risks Related to the Investment Company Act of 1940," holders of Class A Common Stock may effectively be precluded from replacing a majority of the IWCL Board, which initially consisted of directors selected by Iridium.

RISKS RELATED TO THE INVESTMENT COMPANY ACT OF 1940

     Substantially all of the assets of IWCL consist of Class 1 Membership Interests in Iridium. Under the United States Investment Company Act of 1940 (the "1940 Act"), IWCL could be deemed to be an "investment company" if the Class 1 Membership Interests constitute "investment securities," as defined in the 1940 Act. If IWCL were required to be registered as an investment company under the 1940 Act, there would be a substantial risk that IWCL would be in violation of the 1940 Act because non-United States companies cannot so register without applying for and receiving an order from the Commission permitting such registration. Reincorporation under the laws of a state in the United States would impose substantial tax expense on IWCL. IWCL believes that it is not required to register as an investment company under the 1940 Act. This decision is based upon IWCL's belief that the Class 1 Membership Interests it holds are not "securities" for purposes of the 1940 Act. This belief is based upon IWCL's role in the affairs of Iridium. There is a risk that a court could reach a contrary conclusion. This risk would be substantially increased if there were an IWCL change in control that resulted in IWCL losing its special management rights. See "Governance of IWCL and Relationship with Iridium."

RISKS RELATED TO PASSIVE FOREIGN INVESTMENT COMPANY RULES

     Under the passive foreign investment company ("PFIC") rules, a foreign corporation will generally be a PFIC in any taxable year of the foreign corporation in which either at least 75 percent of its gross income is "passive income" or at least 50 percent of its assets are "passive assets." The following discussion assumes that IWCL should, under current law, be treated for these purposes as owning its share of Iridium's gross assets and as earning directly its share of Iridium gross income; IWCL would be a PFIC if it were not permitted to be treated in this manner. The determination of whether the shares of Class A Common Stock constitute shares of a PFIC must be made annually based upon the composition of the income and assets of IWCL, Iridium and any corporation in which IWCL or Iridium holds a 25-percent-or-more interest. IWCL does not currently believe that its Class A Common Stock constitutes shares of a PFIC; however, there can be no assurance that the shares of Class A Common Stock will not be considered shares of a PFIC for any taxable year. Furthermore, if IWCL were determined to be a PFIC in 1998, IWCL would be considered a PFIC for 1997 as well.

     Generally, if a share of Class A Common Stock were treated as stock of a PFIC for any taxable year during which a U.S. Holder held such share, the entire gain recognized by such U.S. Holder on a sale or other disposition of the share would be allocated ratably over the U.S. Holder's holding period for the share. The amounts allocated to the taxable year of the sale or other disposition and to any year before IWCL became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest applicable ordinary income rate in effect for such taxable year, and an interest charge would be imposed on the amount allocated to such taxable year. All such tax and interest would be included in the U.S. Holder's U.S. federal income tax liability for the taxable year in which the sale or other disposition took place. Further, any distribution in respect of shares of Class A Common Stock in excess of 125 percent of the average of the annual distributions on shares of Class A Common Stock received by the U.S. Holder during the preceding three years or the U.S. Holder's holding period, whichever is shorter, would be subject to taxation as described above. A U.S. Holder could avoid these consequences by electing to include on a current basis its share of IWCL's ordinary earnings and net capital gain for each taxable year, or by electing to mark to market its Class A Common Stock at the end of each taxable year. See "Tax Considerations."

                                USE OF PROCEEDS

     There will be no proceeds to IWCL or Iridium from the sale of the Warrants or Warrant Shares by the Selling Holders. Upon the exercise of the Warrants, IWCL will receive $20.90 for each Warrant Share issued. If all 1,560,000 Warrant Shares are issued, IWCL would receive aggregate gross proceeds of approximately $32,604,000. IWCL is required to use all proceeds received from each exercise of Warrants to purchase from Iridium a number of Class 1 Membership Interests equal to the number of Warrant Shares issued upon such exercise for a purchase price equal to the exercise price of such Warrants. Iridium will use the proceeds from such sales of Class 1 Membership Interests to IWCL for general corporate purposes. However, there can be no assurance that IWCL or Iridium will receive any proceeds from the exercise of the Warrants, as there can be no assurance that any such Warrants will be exercised by the holders thereof.

                              RECENT DEVELOPMENTS


     Iridium is developing and commercializing a global mobile wireless communications system that will enable subscribers to send and receive telephone calls virtually anywhere in the world -- all with one phone, one phone number and one customer bill. The Iridium System will combine the convenience of a terrestrial wireless system with the global reach of Iridium's satellite system. The Iridium System encompasses four components: the "space segment," which will include the low earth orbit satellite constellation and the related control facilities; the ground stations or "gateways," which will link the satellites to terrestrial communications systems; the Iridium subscriber equipment, which will provide mobile access to the satellite system and terrestrial wireless systems; and the terrestrial wireless interprotocol roaming infrastructure, which will facilitate roaming among the Iridium satellite system and multiple terrestrial wireless systems that use different wireless protocols. Iridium expects to commence commercial operations in September 1998. The satellite constellation was designed, assembled and delivered in orbit by Motorola, a leading international provider of wireless communications systems, phones and pagers, semiconductors and other electronic equipment. Motorola also is the principal investor in Iridium. Other strategic investors include leading wireless communications service providers from around the world, as well as experienced satellite manufacturers and experienced launch providers.


PROGRESS TO DATE


     Iridium, Motorola and the various gateway owners have made substantial progress in the development and implementation of the Iridium System and related activities and expect to commence commercial service on schedule in September 1998. As of May 17, 1998, Motorola had launched 72 Iridium satellites, 67 of which are operational. The deployment of the Iridium satellite constellation is now complete. Motorola has contracted with launch service providers to perform maintenance launches, which are scheduled to begin in July 1998 and which will increase the number of operational spare satellites.



     Installation of the final satellite software is scheduled to be completed prior to the September 23, 1998 commercial activation date. However, delays in the development of this software have resulted in a shortened schedule for subscriber trials in advance of commercial service. The delay in the availability of the final constellation software has also impacted testing by Motorola and Kyocera of the handsets, which could result in delays of handset deliveries, particularly by Kyocera. Iridium believes that Motorola handsets will be available in sufficient quantities to support the initial demand following commercial activation, with Kyocera handsets available later in 1998.

     Motorola has completed construction of the terrestrial facilities necessary to command the in-space movements of the Iridium System's satellites, including the Satellite and Network Operations Center and the associated tracking, telemetry and command facilities. Iridium expects to provide virtually global service initially through up to 12 gateways and 15 business offices. The construction of the 12 gateway facilities is complete and the telecommunications equipment has been installed at 11 locations. Equipment for the final gateway in China has been shipped and the installation of equipment has begun. Gateway ground station and business office testing continues on the satellites, network, telephony, paging and billing systems. Operations trials for voice services have been completed successfully in 10 gateway territories. Business systems hardware and software has been installed in 14 of the 15 business offices and nine business offices have completed software acceptance testing.



     Iridium has commenced the initial phase of the alpha trials, which focus on business scenarios, including subscriber provisioning, SIM card validation and call detail record processing. Constellation-based "network" alpha trials are scheduled to begin on August 1, 1998. Beta tests, with subscriber participation, are scheduled to commence in mid-September, and Iridium expects such tests to continue through the commencement of commercial service.



     Iridium has made significant progress to date in securing the worldwide regulatory approvals necessary to build and operate the Iridium System. The space segment of the Iridium System has been licensed by the United States, and Iridium believes that international coordination has been completed successfully between the Iridium System and all existing or planned systems that have been identified through the coordination process. No other action is required from any other country to license the space segment. With respect to gateways, eight licenses and four experimental licenses to build and operate gateways have been received. With respect to the subscriber units, each country in which Iridium intends to operate must authorize use of Iridium subscriber equipment, including allocation of subscriber link frequencies. The FCC licensed the operation of Iridium handsets in the United States and, as of July 9, 1998, all or a substantial portion of the authorizations necessary to operate the Iridium System had been granted for an additional 88 markets. Iridium's gateway owners are dedicating substantial effort to obtaining licensing for Iridium services in the countries in their service territories with particular focus on obtaining licenses by the commencement of commercial operations in those countries which are expected to account for most of the demand for and usage of Iridium services.



     Iridium also has made significant progress in securing service providers and roaming partners. As of June 30, 1998, Iridium or its gateway operators had entered into over 200 service provider agreements and roaming agreements, which collectively cover markets that form a significant portion of Iridium's business plan.


                GOVERNANCE OF IWCL AND RELATIONSHIP WITH IRIDIUM

     The power and authority to conduct and manage the business of IWCL is vested in the IWCL Board. The IWCL Board is comprised of seven members, a majority of whom also are executive officers of Iridium or one of Iridium's other members. At least two members of the IWCL Board will at all times be persons not currently employed by or affiliated with Iridium or Motorola or any other member of Iridium owning more than five percent of the outstanding Class 1 Membership Interests (the "Independent Company Directors").

PARTICIPATION IN THE GOVERNANCE OF IRIDIUM


     Iridium is governed by the Iridium Board. The members of Iridium may manage Iridium only through their election of Directors, and have no authority, in their capacity as members, to act on behalf of Iridium. IWCL has waived the limitation on liability provided by the Delaware Limited Liability Company Act. The other members of Iridium have not waived this limitation and do not have liability with respect to the debts or obligations of Iridium in excess of their investment in their interests in Iridium. Notwithstanding IWCL's unlimited liability with respect to Iridium, the holders of Class A Common Stock will not have liability under Bermuda law with respect to their shares of Class A Common Stock other than the possible loss in the value of those shares. See "Description of Iridium LLC Limited Liability Company Agreement -- Limitations on Liability."


     IWCL was formed to act as a special-purpose member of Iridium. The Iridium LLC Agreement provides that IWCL will have certain special membership rights during the period (the "IWCL Special Rights Period") commencing on the first date that IWCL's Class 1 Membership Interests represent five percent or more of the total outstanding Class 1 Membership Interests (which occurred upon the consummation of IWCL's initial public offering in June 1997) and ending on the date and delivery by Iridium of notice of the termination of IWCL's special rights following (i) the sale or other disposition by IWCL of Class 1 Membership Interests, if, as a result of such sale or other disposition, IWCL's Class 1 Membership Interests represent less than five percent of the total outstanding Class 1 Membership Interests or (ii) following the occurrence of an IWCL Change in Control. "IWCL Change of Control" means an event or series of events not approved either by members of Iridium owning a majority of the Class 1 Membership Interests or by a majority of the Iridium Board, at a time when IWCL owns Class 1 Membership Interests representing less than 50% of the outstanding Class 1 Membership Interests, as a result of which (a) any "person" or "group" (as such terms are defined in Section 12(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")) other than Iridium becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 30% of IWCL's outstanding common stock (or equivalent securities), (b) IWCL consolidates with or merges into another corporation or conveys, transfers or leases all or substantially all of its assets to any person, or any corporation consolidates with or merges into IWCL, in either event pursuant to a transaction in which IWCL's outstanding common stock is changed into or exchanged for cash, securities or other property, other than any transaction (i) between IWCL and either Iridium, an affiliate of Iridium or a wholly-owned subsidiary of Iridium, or (ii) after which the shareholders who beneficially owned IWCL's common stock immediately before such transaction beneficially own at least 50% of the outstanding voting stock of the surviving entity and no person beneficially owns more than 30% of the outstanding voting stock of the surviving entity, or (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the IWCL Board (together with any new directors whose election by the IWCL Board or whose nomination for election was approved by a vote of 66 2/3% of the members of the IWCL Board then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the IWCL Board then in office.


     During the IWCL Special Rights Period (i) IWCL shall be entitled to designate two Independent Company Directors as Directors of Iridium, (ii) one Director of Iridium designated by IWCL shall be elected Vice Chairman of the Iridium Board and (iii) one Director of Iridium designated by IWCL shall be a member of each committee of the Iridium Board. Pursuant to the Iridium LLC Agreement, IWCL will not be entitled to appoint more than two Directors to the Iridium Board even if its ownership interests increases and it would otherwise have been entitled to additional appointment rights. In addition to any other voting rights which IWCL may have under the Iridium LLC Agreement, under the Delaware Limited Liability Company Act or otherwise, during the IWCL Special Rights Period, Iridium may not take any of the following actions, or permit any of the following actions or events to occur, without the consent of one of the Directors of Iridium designated by IWCL (the "IWCL Special Rights Consent"): (i) make any material amendments or modifications to the Iridium LLC Agreement; (ii) approve any business plan of Iridium that would result in any material change in the purpose of Iridium as set forth in the Iridium LLC Agreement or otherwise change Iridium's business so that it varies materially from the business purpose contemplated by the Iridium LLC Agreement; (iii) acquire, other than in the ordinary course of business Iridium, (a) a controlling interest or a majority of the voting stock or equity of, any corporation or other entity that would be a Significant Subsidiary (as such term is defined in the rules under the Securities Act of 1933) or (b) any other assets if the aggregate fair market value thereof is greater than $50 million; (iv) sell, lease (as lessor), exchange or otherwise dispose of all or substantially all of the assets of Iridium (other than to a person controlled by Iridium); (v) cause the dissolution and/or liquidation of Iridium; or (vi) take certain bankruptcy or insolvency related action with respect to Iridium.

EXCHANGE RIGHTS OF IRIDIUM MEMBERS

     Pursuant to an Interest Exchange Agreement (the "Interest Exchange Agreement"), IWCL has agreed that after the Exchange Date (as defined below) and subject to the restrictions on transfer in the Iridium LLC Agreement it will permit holders of Class 1 Membership Interests of Iridium to exchange those interests for shares of Class A Common Stock at a ratio of one share of Class A Common Stock for each Class 1 Membership Interest (subject to anti-dilution adjustments). See "Description of Iridium LLC Limited Liability Company Agreement -- Issuance of Additional Interests; Restrictions on Transfer; Rights of First Refusal" for a description of certain restrictions on transfer of the Class 1 Membership Interests contained in the LLC Agreement. If a holder of Class 1 Membership Interests (a "Class 1 Holder") desires to effect an exchange of all or a portion of its Class 1 Membership Interests it must provide written notice to IWCL and Iridium. No exchange shall take place unless approved by Iridium, pursuant to authorization of Directors representing at least 66 2/3% of the Iridium Board. The "Exchange Date" is the 90th day following the first fiscal quarter in which Iridium has achieved positive earnings before interest, taxes, depreciation and amortization. In order to exercise its rights under the Interest Exchange Agreement, a holder of Class 1 Membership Interests and its affiliates must be in full compliance with the Iridium LLC Agreement and any Gateway Authorization Agreement to which it is a party. Iridium and IWCL have the right to defer exchanges under the Interest Exchange Agreement if doing so is in the best interests of Iridium or IWCL in light of possible or pending financing transactions.

     Under the Interest Exchange Agreement, IWCL has agreed that at any time after the Exchange Date, IWCL will, at the request of Class 1 Holders and holders of Class A Common Stock acquired under the Interest Exchange Agreement, representing not less than 2% of the Fully Diluted Class A Shares (as defined below), file with the Commission a registration statement and use its reasonable best efforts to have that registration statement remain effective for a period of up to six months, permitting such holders to sell shares of Class A Common Stock in the manner specified by those holders. IWCL has certain rights to defer the filing of a registration statement or to cause holders to stop distributing securities under an effective registration statement. Registering holders are required to pay their pro rata portion of the costs of registration. "Fully Diluted Class A Shares" means all shares of Class A Common Stock actually outstanding and the aggregate number of shares of Class A Common Stock issuable under the Interest Exchange Agreement in exchange for Class 1 Interests at the then applicable exchange rate, whether or not the Class 1 Membership Interests are then exchangeable. At the request of Iridium, acting pursuant to authorization of Directors representing at least 66 2/3% of the Iridium Board, IWCL will take all reasonable steps to register pursuant to these provisions any other shares of Class A Common Stock acquired under the Interest Exchange Agreement specified by Iridium.

SHARE ISSUANCE AGREEMENT

     IWCL and Iridium have entered into a Share Issuance Agreement governing offerings of securities by IWCL. The Share Issuance Agreement provides that all net proceeds from the sale of securities by IWCL will be invested by IWCL in membership interests in Iridium. IWCL will not issue any securities except pursuant to the Share Issuance Agreement (or pursuant to warrants issued in accordance therewith), the Interest Exchange Agreement and the Global Ownership Program described below. IWCL has agreed that if requested by Iridium it will use its best efforts to sell securities of IWCL in compliance with all applicable laws and will cease to do so, if requested by Iridium.

     If IWCL sells Class A Common Stock pursuant to the Share Issuance Agreement, Iridium will issue to IWCL, in exchange for the net proceeds of such offering, one Class 1 Membership Interest for each share of Class A Common Stock sold by IWCL (subject to anti-dilution adjustments). If Iridium directs IWCL to issue securities other than Class A Common Stock, Iridium will issue to IWCL interests in or securities of Iridium, in exchange for the net proceeds of such offering, which replicate as nearly as possible the economic attributes of the securities sold by IWCL.

     Iridium has agreed to pay all expenses incurred by IWCL in connection with any issuance of securities under the Share Issuance Agreement and to indemnify IWCL and its officers, directors and employees against certain losses, claims, damages or liabilities. See "-- Management Services Agreement." IWCL also has agreed to issue Class A Common Stock pursuant to the Share Issuance Agreement in connection with Iridium's option plan for its executive officers and managers (the "Iridium Option Plan). Iridium will issue to IWCL one Class 1 Membership Interest for each share of Class A Common Stock issued by IWCL in connection with the Iridium Option Plan (subject to anti-dilution adjustments).

GLOBAL OWNERSHIP PROGRAM

     IWCL and Iridium have commenced a Global Ownership Program (the "Global Ownership Program") which is designed to offer an equity investment opportunity in IWCL to certain governmental telecommunication administrations and related entities (the "Telecom Administrations") as part of a comprehensive program to enhance market access, improve the competitive standing of the Iridium System and achieve appropriate regulatory approvals. Under the Global Ownership Program, IWCL will sell shares of its Class B Common Stock to Telecom Administrations designated from time to time by Iridium. IWCL has authorized the issuance of up to 2,500,000 shares of Class B Common Stock under the Global Ownership Program. As of June 30, 1998, 20,625 shares of Class B Common Stock are outstanding. The Class B Common Stock is sold to Telecom Administrations at a price per share equal to $13.33. At the time of issuance, the purchasers in the Global Ownership Program will only be required to pay an amount equal to the par value per share of the Class B Common Stock -- $.01 per share. The balance of the purchase price will be payable through the withholding of dividends, if any, which would otherwise be payable on the shares of Class B Common Stock. A purchaser will have the right but not the obligation to pay the purchase price in cash at any time, except as otherwise required under Bermuda law (e.g., on winding up). The Class B Common Stock will be nontransferable until the later of
(i) the date that is one year after the date on which the full purchase price of the shares has been paid (through withheld dividends or otherwise), and (ii) the date on which certain specified regulatory approvals have been obtained to the satisfaction of Iridium. The Class B Common Stock is also subject to restrictions on transfer under applicable securities laws and the purchasers will agree not to transfer the Class B Common Stock to a U.S. Person (as defined). IWCL will have the right to repurchase the Class B Common Stock from any holder at a price equal to the portion of the purchase price paid through the date of repurchase, if the specified regulatory approvals applicable to that holder have not been obtained by a specified date. IWCL and the holder have the right to cause the Class B Common Stock to be exchanged for Class A Common Stock at any time after the Transferability Date. The initial exchange rate will be one share of Class A Common Stock for each share of Class B Common Stock exchanged and such rate is subject to anti-dilution adjustments. At the time of issuance of any shares of Class B Common Stock, IWCL will acquire from Iridium Class 1 Membership Interests at a rate of one Class 1 Membership Interest for each share of Class B Common Stock issued (subject to anti-dilution adjustments). The purchase price for the Class 1 Membership Interests will be identical to the proceeds to IWCL from the issuance of the Class B Common Stock, with all but a nominal amount deferred and paid through an offset against distributions that would otherwise be payable on the Class 1 Membership Interests acquired. The Iridium LLC Agreement provides that if any portion of the purchase price for an interest in Iridium is payable after the issuance of the interest, the Iridium Board may restrict the rights otherwise incident to the holding of such interest. IWCL may require Iridium to repurchase Class 1 Membership Interests in an amount corresponding to any Class B Common Stock repurchased by IWCL. Iridium has agreed to pay or reimburse IWCL for the payment of all expenses incurred by IWCL in connection with the Global Ownership Program and to indemnify IWCL and its officers, directors and employees against certain losses, claims, damages or liabilities.

MANAGEMENT SERVICES AGREEMENT

     Iridium and IWCL have entered into a Management Services Agreement, which was amended and restated in December 1997 in connection with an asset drop-down transaction (the "Asset Drop-Down Transaction") in which Iridium transferred substantially all of its assets and liabilities to its wholly-owned subsidiary, Iridium Operating LLC ("Operating"). The amendment, among things, added Operating as a party. Pursuant to the Management Services Agreement, Iridium has agreed to supervise and manage the day-to-day operations of IWCL and IWCL has agreed to allow Iridium to do so. Iridium will implement or cause to be implemented all policy decisions relating to the operations of IWCL approved by the IWCL Board and to conduct or cause to be conducted the ordinary and usual business and affairs of IWCL. The IWCL Board has the right to give Iridium written instructions, not inconsistent with the terms of the Management Services Agreement, with respect to matters arising under the agreement and Iridium is required to follow such instructions. Among other things, Iridium will be responsible for administering the following functions of IWCL: treasury, accounting, legal, tax, insurance, licenses and permits, investor relations, public relations and securities law compliance and stock listing compliance. Iridium has no authority under the Management Services Agreement to give any notice or to approve any matter under the Iridium LLC Agreement on behalf of IWCL, including, but not limited to IWCL's Special Rights Consent. Iridium also will advance funds to IWCL, under certain conditions, to enable IWCL to pay any income tax liability that cannot be satisfied by distributions to IWCL on its Class 1 Membership Interests. Iridium will receive no fees or expense reimbursement from IWCL for its services under the Management Services Agreement. The Management Services Agreement is terminable as to the duties of Iridium to IWCL only with the consent of both Iridium and IWCL, except that Iridium has the right to terminate the agreement after the occurrence of an IWCL Change of Control.

     Pursuant to the Management Services Agreement, Iridium also has agreed to supervise and manage the day-to-day operations of Operating and Operating has agreed to allow Iridium to do so. Iridium will implement or cause to be implemented all policy decisions relating to the operations of Operating approved by the Operating Board of Directors (the "Operating Board"), and Iridium will conduct or cause to be conducted the ordinary and usual business and affairs of Operating. The Operating Board has the right to give Iridium written instructions, not inconsistent with the terms of the Management Services Agreement, with respect to matters arising under the Agreement and Iridium is required to follow such instructions. Pursuant to the Limited Liability Company Agreement of Operating (the "Operating LLC Agreement"), the officers and directors of Operating are identical in all respects to the officers and directors of Iridium. Pursuant to the Management Services Agreement, all actions taken by an officer of Iridium with respect to the business of Operating are deemed to be actions of an officer of Operating. Pursuant to the Management Services Agreement, among other things, Iridium will be responsible for administering the following functions of Operating: contract administration, treasury, accounting, legal, tax, insurance, licenses and permits, investor relations, public relations and securities law compliance and stock listing compliance. Iridium has no authority under the Management Services Agreement to take action on any matter reserved for action by Operating alone under the Operating LLC Agreement.

     Pursuant to the Management Services Agreement, Operating will provide sufficient funds to Iridium to enable Iridium to manage the business and operations of Operating and IWCL, including payment of Iridium's obligations to its employees, consultants and directors, and payments for Iridium's office space and equipment, sales, general operating and administrative expenses, insurance and its obligations under certain contracts transferred to Operating by Iridium in connection with the Asset Drop-Down Transaction, subject to the limitation that Operating will not be obligated to reimburse Iridium for the physical construction, operation, maintenance or insurance of any satellite system other than the satellite system to be delivered under the Space System Contract and any other satellite system to be owned by Operating. In addition, Operating will reimburse Iridium for payment obligations under the Share Issuance Agreement, the Global Ownership Program and the Interest Exchange Agreement. Any funds received by Iridium in respect of a Reserve Capital Call shall be treated as a capital contribution from Iridium to Operating. See "Description of Iridium Limited Liability Company Agreement." The Management Services Agreement is terminable as to the duties of Iridium to Operating only with the consent of both Iridium and Operating.

           DESCRIPTION OF IRIDIUM LIMITED LIABILITY COMPANY AGREEMENT

     The following is a summary of certain provisions of the Limited Liability Company Agreement of Iridium, dated as of July 29, 1996, as amended (the "Iridium LLC Agreement"). This summary does not purport to be a complete description of the Iridium LLC Agreement, and is qualified in its entirety by reference to the Iridium LLC Agreement which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part and is available upon request to Iridium at 1575 Eye Street N.W., Washington, D.C. 20005,
Attention: Secretary.

ESTABLISHMENT; PURPOSE


     Iridium was formed as a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act (the "Delaware Act") on July 16, 1996. Iridium, Inc., a Delaware corporation and the predecessor of Iridium, was formed on June 14, 1991. On July 29, 1996, Iridium, Inc. was merged with and into Iridium, with Iridium as the surviving entity. Iridium's purpose is to acquire, own and manage the Iridium System, which it does through its wholly-owned subsidiary, Iridium Operating LLC to acquire, own and manage any successor or replacement system, to manage access to any use of such systems (including use by Members, gateways, service providers and others) and to engage in activities necessary, appropriate or incidental to the foregoing.


THE IRIDIUM BOARD; COMMITTEE STRUCTURE AND MANAGEMENT

     Iridium is governed by the Iridium Board. The Members may manage Iridium only through their designated directors and have no authority, in their capacity as members, to act on behalf of Iridium. The day-to-day activities of Iridium are managed by its officers, subject to the supervision of the Iridium Board. The officers are nominated and elected by the Iridium Board. The Iridium LLC Agreement requires that the Chairman of the Iridium Board be a director and that the Vice Chairman and Chief Executive Officer be a director.

     Each Member, other than IWCL, is entitled to appoint one director to the Iridium Board for each 5,250,000 Class 1 Membership Interests owned. Class 1 Members, other than IWCL, may aggregate their Class 1 Membership Interests and appoint one director for each 5,250,000 Class 1 Membership Interests owned in the aggregate.

     The Iridium Board may act through one or more committees established by the Iridium LLC Agreement or by resolution, with each committee having the powers of the Iridium Board to the extent provided in the Iridium LLC Agreement or the relevant resolution. The Iridium LLC Agreement establishes the following four committees, which are the only existing committees of the Iridium Board:

     Banking and Financing Committee. This committee is authorized generally to supervise matters relating to the financing of Iridium. The committee must consist of not fewer than eight directors.

     Related Party Contract Committee. This committee consists of all directors of Iridium not designated by Motorola, Lockheed Martin Corporation and Raytheon Company, which are the contracting and principal subcontracting Members, respectively, under the three principal contracts for the development and operation of the technical components of the Iridium System. The committee has the authority to review, monitor and enforce Iridium's rights with respect to such contracts. Directors appointed by Lockheed Martin and Raytheon will be appointed to the committee when they cease to be subcontractors under the contracts. Directors appointed by Motorola will be appointed to the committee when Motorola ceases to be a party to the contracts.

     Compensation Committee. This committee must consist of not fewer than three directors, appointed by the Iridium Board, who are not officers or employees of Iridium. The committee has the authority to review, and provide recommendations relating to the compensation and benefits of managerial employees and has authority to administer the Iridium Option Plan (unless the Iridium Board appoints a substitute committee).

     Audit Committee. This committee is required to review, and make recommendations regarding, Iridium's internal accounting and financial controls, including the preparation of financial statements and the engagement of independent public accountants. The committee must consist of two or more directors, appointed by the Iridium Board, who are not officers or employees of Iridium. See "-- Classes of Membership Interests -- Series B and Series C Class 2 Interests" for certain special rights with respect to the Iridium Board and its committees that have been granted to Motorola in connection with its guarantee of the borrowings under the Guaranteed Bank Facility.

SPECIAL RIGHTS OF IWCL IN THE GOVERNANCE OF IRIDIUM

     The Iridium LLC Agreement provides that IWCL will have certain special membership rights during the Special Rights Period (as defined). See "Governance of IWCL and Relationship with Iridium." During the IWCL Special Rights Period
(i) IWCL shall be entitled to designate two Independent Company Directors as directors of Iridium, (ii) one director of Iridium designated by IWCL shall be elected Vice Chairman of the Iridium Board and (iii) one director of Iridium designated by IWCL shall be a member of each committee of the Iridium Board. Pursuant to the Iridium LLC Agreement, IWCL will not be entitled to appoint more than two directors to the Iridium Board even if its ownership interest increases and it would otherwise have been entitled to additional appointment rights. In addition to any other voting rights which IWCL may have under the Iridium LLC Agreement, under the Delaware Act or otherwise, during the IWCL Special Rights Period, Iridium may not take any of the following actions, or permit any of the following actions or events to occur, without the consent of one of the directors of Iridium designated by IWCL: (i) make any material amendments or modifications to the Iridium LLC Agreement; (ii) approve any business plan of Iridium that would result in any material change in the purpose of Iridium as set forth in the Iridium LLC Agreement or otherwise change Iridium's business so that it varies materially from the business purpose contemplated by the Iridium LLC Agreement; (iii) acquire, other than in the ordinary course of business of Iridium, (a) a controlling interest or a majority of the voting stock or equity of, any corporation or other entity that would be a Significant Subsidiary (as such term is defined in the rules under the Securities Act) or (b) any other assets if the aggregate fair market value thereof is greater than $50 million;
(iv) sell, lease (as lessor), exchange or otherwise dispose of all or substantially all of the assets of Iridium (other than to a person controlled by Iridium); (v) cause the dissolution and/or liquidation of Iridium; or (vi) take certain bankruptcy or insolvency related actions with respect to Iridium.

CLASSES OF MEMBERSHIP INTERESTS


     The Members' interests in Iridium are divided into two classes: "Class 1 Membership Interests" which represent the common equity of Iridium and "Class 2 Interests" which represent the preferred equity of Iridium. The Iridium LLC Agreement authorizes Iridium to issue 225,000,000 Class 1 Membership Interests, 50,000 Series M Class 2 Interests and 300,000 additional Class 2 Interests. At June 30, 1998 there were 141,313,149 Class 1 Membership Interests issued and outstanding. There are three Series of Class 2 Interests outstanding.


     Class 1 Membership Interests. Subject to the rights of holders of any Series of Class 2 Interests, all voting rights of the Members are vested in the Class 1 Membership Interests.


     Series A Class 2 Interests. The Series A Class 2 Interests are convertible preferred interests that are entitled to dividends at a rate of 14 1/2% per annum from the Original Issue Date to, but not including, the relevant Series A Redemption Date. The dividends on the Series A Class 2 Interests are payable, either in kind or in cash, at the option of Iridium, through February 28, 2001. Commencing March 1, 2001, dividends on the Series A Class 2 Interests are payable only in cash. Dividends on the Series A Class 2 Interests accrue whether or not they have been declared and whether or not there are profits or other funds of Iridium legally available for the payment of such dividends. No dividend may be declared and paid on the Class 1 Membership Interests unless all accrued dividends on the Series A Class 2 Interests have been paid in full. The Series A Class 2 Interests are convertible to Class 1 Membership Interests at any time, at the option of the holder, at the Series A Conversion Price then in effect. The Series A Conversion Price is adjusted from time to time to reflect, among other things, distributions or reclassification of the Class 1 Membership Interests. At June 30, 1998, each Series A Class 2 Interest was convertible into
18.51 Class 1 Membership Interests. The Series A Class 2 Interests are redeemable, at the option of Iridium, at any time after March 1, 2001 at redemption prices that adjust downward each March 1 for four years at a proportionate rate from 107.5% of the Series A Liquidation Preference ($1,000 plus accrued and unpaid dividends) on March 1, 2001 to 100% of the Series A Liquidation Preference on March 1, 2005. After March 1, 2005 the Series A Class 2 Interests are redeemable at 100% of the Series A Liquidation Preference. At June 30, 1998 there were 42,853 Series A Class 2 Interests outstanding.

     Series B and Series C Class 2 Interests. In connection with Motorola's guarantee of a certain credit facility available to Operating (the "Guaranteed Bank Facility"), Iridium issued to Motorola one Series B Class 2 Interest and 75 Series C Class 2 Interests. These are the only issued and outstanding Series B and Series C Class 2 Interests. The Series B Class 2 Interests and Series C Class 2 Interests do not pay any dividends. The Series B Class 2 Interest entitles Motorola to one seat on the Iridium Board in addition to Directors it may otherwise appoint as the owner of Class 1 Membership Interests and Series M Class 2 Interests. The Series C Class 2 Interests entitle Motorola to appoint a majority of the Board of Directors (and of all committees other than the Related Party Contract Committee) in the event of certain events of default relating to the Guaranteed Bank Facility. The Series B and Series C Class 2 Interests are redeemable by Iridium at $.01 per Interest upon the later of (i) the termination or expiration of the Guarantee Agreement of Motorola and (ii) the reimbursement of any payments made by Motorola pursuant to the Guarantee Agreement.

     Series M Class 2 Interests. Motorola owns a warrant (the "Series M Warrant") to purchase Series M Class 2 Interests in an amount that would be convertible into 2.5% of the outstanding Class 1 Membership Interests at the time of exercise of the Series M Warrant, calculated on a fully diluted basis, at a price of $1,000 per Series M Class 2 Interest, subject to anti-dilution adjustments. No Series M Class 2 Interests are currently outstanding. Dividends on each Series M Class 2 Interest will accrue at the rate of 8.00% per annum of the sum of the Liquidation Value thereof plus all accumulated and unpaid dividends thereon, from and including the date of issuance of such Interest to and including the date on which the Liquidation Value of such Interests is paid or the date on which such Interest is converted into Class 1 Membership Interests. Dividends accrue whether or not they have been declared and whether or not there are profits or other funds of Iridium legally available for the payment of dividends. Additionally, when dividends are declared or paid on the Class 1 Membership Interests, the holders of Series M Class 2 Interests will be entitled to participate in such dividends ratably. The Series M Class 2 Interests are convertible into Class 1 Membership Interests at any time at the option of the holder. The number of Class 1 Membership Interests into which the Series M Class 2 Interests are convertible is computed by multiplying the number of Series M Class 2 Interests to be converted by $1,000 and dividing the result by the Series M Conversion Price then in effect. The initial Series M Conversion Price is $13.33, but is subject to anti-dilution adjustments from time to time, and at the current Series M Conversion Price each Series M Class 2 Interest would be convertible into 75 Class 1 Membership Interests. Upon the occurrence of an Event of Noncompliance, defined as a failure by Iridium to pay when due the full amount of dividends due to holders of Series M Class 2 Interests or the occurrence of certain enumerated acts by Iridium related to bankruptcy or insolvency, the holders can demand the immediate redemption of all interests at Liquidation Value plus accumulated and unpaid interest and the number of seats on the Iridium Board will be increased by one at the request of the holders of a majority of the Series M Class 2 Interests then outstanding and the holders of Series M Class 2 Interests will be entitled to elect an individual to fill such newly created Director position. There are no Series M Class 2 Interests issued or outstanding.

MERGER

     The Iridium LLC Agreement provides that Iridium may merge or consolidate with one or more limited liability companies, corporations, or similar entities provided that the transaction is approved by the Iridium Board and Class 1 Members holding not less than 66 2/3% of the outstanding Class 1 Membership Interests. In the event of a merger, Members who hold Interests and do not vote in favor of, or consent in writing to, the merger are entitled to appraisal rights subject to certain exceptions.

DIVIDEND AND LIQUIDATION RIGHTS

     Class 1 Members are entitled to receive dividends, as and when declared by the Iridium Board, in its discretion. Class 2 Members are entitled to receive dividends, if any, in accordance with the terms of the relevant Series of Class 2 Interests, as and when declared by the Iridium Board. The Class 2 Interests rank senior to the Class 1 Membership Interests as to dividends and distributions upon the liquidation, dissolution and winding-up of Iridium.

     The Iridium LLC Agreement requires the Iridium Board, to the extent of legally available funds, to declare and pay a pro rata dividend in an amount which, when added to any prior dividends paid with respect to the profits of the same year, is sufficient to assure that each non-U.S. Class 1 Member receives an amount at least equal to the amount of such Member's U.S. federal, state and local income tax liability resulting from allocations of Iridium's income to such Member.

ISSUANCE OF ADDITIONAL INTERESTS; RESTRICTIONS ON TRANSFER; RIGHTS OF FIRST REFUSAL

     With the consent of Class 1 Members holding a majority of the Class 1 Membership Interests, the Iridium Board may, at any time, cause Iridium to admit additional Members upon conditions determined by the Iridium Board. Subject to certain exceptions, if Iridium authorizes the issuance or sale of any Class 1 Membership Interests, Iridium must first offer to sell to each Class 1 Member a portion of such Class 1 Membership Interests that would prevent any dilution in such Class 1 Member's holdings of Class 1 Membership Interests, provided that upon exercise of such purchase rights, the number of Class 1 Membership Interests of any holder of Class 1 Membership Interests may not exceed 45% of the Class 1 Membership Interests deemed outstanding on such date.

     The Iridium LLC Agreement contains significant restrictions on the ability of a Member to transfer any Class 1 Membership Interests or Class 2 Interests in Iridium. Prior to making any transfer of Class 1 Membership Interests or Class 2 Interests in Iridium (other than certain transfers to affiliates), the person seeking to make such transfer must notify Iridium and all holders of Class 1 and Class 2 Interests of the terms and conditions of the proposed transfer. In order for the proposed transfer to be permitted, a number of conditions must be satisfied, including but not limited to the conditions that (i) a majority of the Iridium Board approve the transfer and (ii) the transfer not result in any person (other then IWCL) beneficially owning, or having the right to beneficially own, more than 45% of the outstanding Class 1 Membership Interests. In addition, Iridium may elect to purchase all (but not less than all) of the Class 1 and Class 2 Interests to be transferred upon the terms and conditions of the proposed transfer and, if Iridium elects not to make such purchase, any of the holders of Class 1 and Class 2 Interests may purchase all (but not less than all) of the Class 1 and Class 2 Interests to be transferred on a pro rata basis.

     The Iridium LLC Agreement provides that as long as Motorola is the principal supplier to Iridium and/ or Motorola or one of its subsidiaries is the holder for the benefit of Iridium of any FCC license to construct, operate or launch the Iridium System, Motorola will not transfer (other than certain exempt transfers) any of its Class 1 Membership Interests issued in respect of common stock of Iridium, Inc. purchased under a 1993 stock purchase agreement. This restriction does not apply to any Class 1 Membership Interests purchased pursuant to the Reserve Capital Call. In addition, in the event that Motorola no longer is the principal supplier to Iridium and neither Motorola nor one of its subsidiaries is the holder for the benefit of Iridium of any FCC license to construct, operate or launch the Iridium System, and Motorola desires to transfer any Class 1 Membership Interests prior to July 19, 2003, Motorola is required to offer all other holders of Class 1 Membership Interests the opportunity to participate ratably in such sale at the same price and on the same terms as Motorola.

CAPITAL CONTRIBUTIONS; RESERVE CAPITAL CALL

     Contributions to the capital of Iridium, with respect to each Member who purchases an Interest, are made in an amount equal to the net purchase price to Iridium for such Interest (such amount being such Member's capital contribution to Iridium). The Iridium LLC Agreement requires that the Class 1 Members cause their Class 1 Membership Interests in the aggregate to be entitled to at least 21% of each item of the capital, income, gain, loss, deduction or credit distributions of Iridium at all times. Members generally are not required to make additional capital contributions to Iridium other than in connection with the Reserve Capital Call.

     Seventeen Members of Iridium have made varying Reserve Capital Call commitments to purchase an aggregate of 18,206,550 additional Class 1 Membership Interests at a purchase price of $13.33 per Class 1 Membership Interest, upon a date thirty days after the date of the receipt of a funding notice from the treasurer of Iridium (the "Reserve Capital Call"). Subject to restrictions imposed pursuant to a December 1997 secured bank facility (the "Secured Bank Facility"), the treasurer of Iridium is required to provide such a notice on the date on which the treasurer has first determined that Iridium will not have available to it sufficient funds to meet its contractual obligations and other funding requirements on the forty-fifth day thereafter absent exercise of the Reserve Capital Call. The Iridium LLC Agreement provides Iridium with several non-exclusive remedies in the event a Member fails to pay any of the amounts required by a Reserve Capital Call, including redeeming the defaulting Member's Class 1 Membership Interests for an amount equal to $13.33 per Class 1 Membership Interest. Pursuant to the Secured Bank Facility, Iridium pledged its rights with respect to the Reserve Capital Call and will be restricted from exercising the Reserve Capital Call.

LIMITATIONS ON LIABILITY

     In accordance with the Delaware Act, Members are generally not liable for the debts, obligations or liabilities of Iridium. Pursuant to the Iridium LLC Agreement, and in accordance with the Delaware Act, IWCL has waived the limitation on liability contained in the Delaware Act, provided that IWCL has no liability to any person, including Iridium, for any debt, obligation or liability of Iridium until all of the assets and capital of Iridium have first been exhausted in satisfaction thereof. No Member or director has any liability for any debts, obligations or liabilities, whether arising in contract, tort or otherwise, of any other Member or director.

     Members, directors and officers of Iridium have only the duties set forth in the Iridium LLC Agreement. The Iridium LLC Agreement provides that the duties and obligations owed to Iridium and to the Members by the directors and officers of Iridium, and any duties and obligations that may be owed by any Member or by any affiliates of any Member, are the same as the respective duties and obligations owed to a corporation organized under the Delaware General Corporation Law by its directors and officers and any such duties that may be owed to a corporation by any similarly situated stockholder or affiliate thereof, respectively. The Iridium LLC Agreement also provides that, to the fullest extent permitted by the Delaware General Corporation Law, a director shall not be liable to Iridium or the Members for monetary damages for a breach of fiduciary duty as a director. Such limitation does not, however, limit liability of directors (i) for any breach of the director's duty of loyalty to Iridium, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for acts relating to certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derived an improper personal benefit.

     The Iridium LLC Agreement provides that Iridium will indemnify the directors, officers and other persons serving in similar capacities at the request of Iridium for another entity against all expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Iridium) by reason of the fact that such person was serving in such capacity, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Iridium, and, with respect to any criminal action or proceedings, had no reasonable cause to believe such person's conduct was unlawful. The Iridium LLC Agreement further provides that Iridium will indemnify the directors, officers and other persons serving in similar capacities at the request of Iridium for another entity against expenses (including attorney's fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit by or in the right of Iridium by reason of the fact that such person was serving in such capacity, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Iridium, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Iridium unless awarded pursuant to a court order.

ALLOCATIONS OF PROFITS AND LOSSES; TAX MATTERS PARTNER

     The profits and losses of Iridium generally are, subject to certain tax considerations, the Delaware Act and the rights of the Class 2 Members, to be allocated entirely to the Class 1 Members pro rata in proportion to their percentage of ownership of all outstanding Class 1 Membership Interests. The Iridium LLC Agreement provides:

     Profits. Items of income and gain shall be allocated (i) first to the Class 2 Members in amounts that match the distributions made to such Members in accordance with the terms of the Class 2 Interest and (ii) second to the Class 1 Members pro rata in proportion to their percentage of ownership of all Class 1 Membership Interests.

     Losses. All items of loss, deduction, expense or credit shall be allocated to the Class 1 Members pro rata in proportion to their percentage ownership of all Class 1 Membership Interests.

     Motorola is the Tax Matters Partner of Iridium. The Tax Matters Partner acts as the liaison between Iridium and the Members, on the one hand, and the United States Internal Revenue Service, on the other, in connection with all administrative and judicial proceedings involving tax controversies regarding Iridium.

AMENDMENTS TO THE IRIDIUM LLC AGREEMENT; MEETINGS

     The Iridium LLC Agreement may not be changed or amended, nor may the observance of any provision of the Iridium LLC Agreement be waived, without the consent of Class 1 Members holding not less than 66 2/3% of the outstanding Class 1 Membership Interests. This general approval requirement for amendments to the Iridium LLC Agreement is subject to certain exceptions including, among others:

     Iridium Board. The provision of the Iridium LLC Agreement granting to the Members the right to elect members of the Iridium Board may not be amended without the consent of Class 1 Members holding not less than 95% of the outstanding Class 1 Membership Interests.

     Related Party Contract Committee. The provisions of the Iridium LLC Agreement relating to the Related Party Contract Committee (which reviews and monitors the principal contracts between Iridium and certain of its Members) may not be amended without the consent of (i) 66 2/3% of the directors serving on the Related Party Contracts Committee and (ii) 66 2/3% of the non-interested Members.

     Capital Contributions. Certain provisions of the Iridium LLC Agreement relating to the circumstances in which a Reserve Capital Call is automatically triggered may only be amended by the affirmative vote of not less than 85% of the entire Iridium Board, and other provisions of the Iridium LLC Agreement covering Members' capital contributions may be amended only with the consent of Iridium and each Member whose rights and obligations thereunder are directly affected by such amendment.

     Appraisal Rights. The provisions relating to the Member's appraisal rights may not be amended without the unanimous consent of the Members.

     An annual meeting for the Class 1 Members shall be held each year within 120 days after the close of the immediately preceding fiscal year of Iridium. At such annual meeting each Member shall provide notice to Iridium and the other Members of the names of any director or directors such Member is entitled to appoint. Special meetings of Members may be called for any purpose stated in the notice of such special meeting at any time by the Iridium Board, the chairman of the Board of Directors, the vice chairman and chief executive officer, the president or the holders of not less than a majority of the Class 1 Membership Interests outstanding. Notice of any meeting shall be given to all Members entitled to vote at such meeting and to each director not less than 10 nor more than 60 days prior to the date of such meeting. The holders of a majority of the Class 1 and Class 2 Interests entitled to vote on a particular item of business, present in person or by proxy, shall constitute a quorum for purposes of the transaction of such item of business. Each Member entitled to vote at a meeting of Members or to express consent or dissent to any action in writing without a meeting may authorize any person to act for it in such matters by proxy.

     Unless otherwise provided by law, any action to be taken by the Members may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, shall be signed by the Members having not less than the minimum Interests that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted and are delivered to Iridium.

GATEWAY RIGHTS AND SPECTRUM ACCESS OBLIGATIONS

     The exclusive right to own and operate the various gateway service territories is assigned to Members pursuant to the Iridium LLC Agreement. As a condition of the exclusive right to operate in their assigned territories (including the exclusive right to act as, or select, the service provider for such territory), each Member that has been assigned a service territory has agreed (i) to use its best efforts to obtain the necessary authorizations to provide gateway services in each of the jurisdictions included in its service territory (the "Gateway Authorizations") and to construct and operate such gateway on a timely basis consistent with the terms of such Member's Gateway Authorization Agreement, (ii) to require any service provider within its service territory to use its best efforts to obtain the necessary authorizations to act as a service provider and (iii) use its best efforts to cause the relevant authorities in their respective territories to ratify and adopt the spectrum allocation and service definitions for low earth orbit systems adopted by the World Administrative Radio Conference. The gateway and service provider rights of Class 1 Members may be terminated without compensation if such a member fails to (i) comply with its obligations regarding Gateway construction and spectrum allocation or (ii) obtain the necessary Gateway Authorizations within the time periods set forth in the Iridium LLC Agreement. In the event that such rights are terminated in the member's principal country of operation as a result of the Member's failure to obtain the relevant Gateway Authorizations, and the Member used its best efforts to obtain the Gateway Authorizations, such member is entitled to compensation for the loss of the gateway service territory on the terms specified in the Iridium LLC Agreement.

DISSOLUTION; WINDING-UP

     The Iridium LLC Agreement provides that Iridium shall be dissolved and its affairs wound-up upon: (i) the adoption of a resolution by not less than 66 2/3% of the entire Iridium Board that Iridium be dissolved and the approval of such resolution by the affirmative vote of Class 1 Members holding not less than 66 2/3% of the Class 1 Membership Interests present at a meeting duly called for such purpose; (ii) the death, retirement, resignation, bankruptcy or similar occurrence which terminates the continued membership of any Member unless the remaining Members exercise their right under the Iridium LLC Agreement to continue the business of Iridium (such right to be exercised by the affirmative consent of both (a) a majority of the Iridium Board and (b) a "majority in interest" (as defined in IRS Revenue Procedure 94-46) of the remaining Members); and (iii) December 31, 2095, subject to amendment by an affirmative vote of Class 1 Members holding not less than 66 2/3% of the Class 1 Membership Interests.

                                SELLING HOLDERS

     The Warrants were originally issued and sold by Iridium, as part of the Units, in July 1997 to Chase Securities, Inc. and Merrill Lynch & Co. (the "Initial Purchasers") in a private placement, and were resold by the Initial Purchasers in transactions exempt from the registration requirements of the Securities Act in the United States to qualified institutional buyers (as defined in Rule 144A under the Securities Act) and outside the United States to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. The Selling Holders may from time to time offer and sell the Securities set forth below pursuant to this Prospectus.


     The following table sets forth as of July 10, 1998, the respective number of Warrants beneficially owned by each Selling Holder and the number of Warrant Shares issuable upon the conversion of such Selling Holder's Warrants. The term "Selling Holders" includes the holders listed below and the beneficial owners of the Securities and their transferees, pledgees, donees or other successors. Except as set forth below, other than as a result of the ownership of the Securities, none of the Selling Holders has, or within the past three years has had, any position, office or material relationship with IWCL or any of its predecessors or affiliates. The table has been prepared based upon information furnished to IWCL by or on behalf of the Selling Holders.





                                                              SECURITIES OWNED PRIOR
                                                                  TO THE OFFERING
                                                          -------------------------------
                    SELLING HOLDERS                       WARRANTS   CLASS A COMMON STOCK
                    ---------------                       --------   --------------------
Chase Securities Inc. ..................................   28,383          147,691(1)
Continental Casualty Company............................   19,000           98,800
High Yield Portfolio....................................   17,150           89,180
United High Income Fund, Inc. ..........................    6,500           33,800
ING Barings (US) Capital Corp. .........................    5,000           26,000
Northstar High Total Return Fund........................    4,475           23,270
The Income Fund of America, Inc. .......................    4,000           20,800
Putnam High Yield Managed Trust.........................    3,250           16,900
LB Series Fund, Inc., High Yield Portfolio..............    3,000           15,600
United High Income Fund II, Inc. .......................    3,000           15,600
Lutheran Brotherhood High Yield Fund....................    2,000           10,400
MAS High Yield Portfolio................................    1,920            9,984
National Financial Services Corp. ......................    1,565            8,138
American Variable Asset Allocation Fund.................    1,500            7,800
FC CBO LTD..............................................    1,500            7,800
ML CBO IV (Cayman) Ltd. ................................    1,500            7,800
PamCo Cayman Ltd. ......................................    1,500            7,800
Trustees of the University of Pennsylvania..............    1,110            5,772
Dreyfus High Yield Securities...........................    1,000            5,200
Fortis Series Fund, Inc. -- Diversified Income Series...    1,000            5,200
Ranger Asset Management LP..............................    1,000            5,200
McCann, Anthony D. and McCann, Mary C. JT/WROS..........      950            4,940
Morgan Stanley High Yield Portfolio.....................      840            4,368
Caywood Capital Fund L.P. ..............................      700            3,640
Morgan Stanley Institutional Fund High Yield
  Portfolio.............................................      605            3,146
Enterprise High Yield Bond Fund.........................      550            2,860
Northstar Balance Sheet Opportunities Fund..............      500            2,600
Putnam High Yield Fixed Income Fund, LLC................      500            2,600
TMK/United Funds, Inc. -- High Income Portfolio.........      500            2,600
Enterprise Accumulation Trust High Yield................      450            2,340
Hamill, Robert B. ......................................      400            3,080(2)
Horizon Strategic Income................................      350            1,820
Forethought Life Insurance Company......................      320            1,664

                                                              SECURITIES OWNED PRIOR
                                                                  TO THE OFFERING
                                                          -------------------------------
                    SELLING HOLDERS                       WARRANTS   CLASS A COMMON STOCK
                    ---------------                       --------   --------------------
CentralSecured Investments, N.V. .......................      310            1,612
Martindale, Wight Jr. ..................................      260            1,352
American Variable Bond Fund.............................      250            1,300
Anchor Pathway Fund Asset Allocation Series.............      250            1,300
Columbia/HCA............................................      250            1,300
DeMoss Foundation.......................................      250            1,300
SunTrust Bank, South Florida, N.A., Trustee.............      250            1,300
Manufacturer's Life High Yield..........................      240            1,248
Golden Rule Insurance High Yield........................      200            1,040
SICAV U.S. High Yield Bond Fund.........................      185              962
IL Annuity & Insurance..................................      150              780
William M. Keck Jr. Foundation..........................      150              780
Chase Manhattan Private Bank (Switzerland)..............      117              608
MAS Multi-Asset Class Portfolio.........................       70              364
Calka, Joanna E. .......................................       50              260
Panama, Solynieve.......................................       50              260
Wilson, John Mark.......................................       50              260
Northstar High Total Return II Fund.....................       25              130
Hess, Wendy E. and Hess, David A. JTWROS................       20              104
Grambor, Diane M. ......................................       10               52
Henley, Paul and Kimberley..............................       10               52


     -------------------------

     (1) Chase Securities Inc. ("CSI") is an affiliate of The Chase Manhattan Bank, which is the Administrative Agent and a lender under certain guaranteed bank financing of Iridium and the Administrative Agent and a lender under certain secured bank financing of Iridium. CSI has acted as Global Financial Advisor and a Global Arranger of such guaranteed bank financing and secured bank financing.


     (2) Includes 1,000 shares of Class A Common Stock beneficially owned by such holder, which are not being offered hereby.



     The information concerning the Selling Holders may change from time to time. If required, such changes will be set forth in supplements to the Prospectus. The per share conversion price and, therefore, the number of shares of Class A Common Stock issuable upon conversion of the Warrants, are subject to adjustment under certain circumstances. Accordingly, the number of shares of Class A Common Stock issuable upon conversion of Warrants may increase or decrease. Because the Selling Holders may offer all or some portion of the Securities pursuant to this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of Securities, no estimate can be given as to the amount of Securities that will be held by the Selling Holders upon termination of this offering.


                              PLAN OF DISTRIBUTION

     The Warrants offered hereby may be sold from time to time to purchasers directly by the Selling Holders. Alternatively, the Selling Holders may from time to time offer the Warrants to or through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Holders or the purchasers of Warrants, for whom they may act as agent. The Selling Holders and any underwriters, broker-dealers or agents that participate in the distribution of the Warrants may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Warrants by them and any discounts, commissions, concessions or other compensation received by any such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

     The Warrants offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Holders or by agreement between the Selling Holders and underwriters and dealers who may receive fees or commissions in connection therewith. The sale of the Warrants may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Warrants may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options. At the time a particular offering of Warrants is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Warrants being offered and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.


     The outstanding Class A Common Stock is listed on the NNM, and IWCL has applied for listing the Warrant Shares on the NNM. IWCL does not intend to apply for listing of the Warrants on any securities exchange or authorization for quotation of the Warrants on any quotation system. There is no assurance as to the development or liquidity of any trading market that may develop for the Warrants.


     To comply with the securities laws of certain jurisdictions, if applicable, the Warrants will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Warrants may not be offered or sold (unless they have been registered or qualified for sale) in such jurisdictions or an exemption from registration or qualification is available and is complied with.

     Pursuant to the Warrant Agreement, all expenses of the registration of the Securities will be paid by IWCL, including, without limitation, Commission filing fees; provided, however, that the Selling Holders will pay all underwriting discounts, selling commissions and related fees, if any. Holders of Securities and IWCL have agreed to indemnify each other against certain liabilities, including certain liabilities arising under the Securities Act.

     The Warrant Shares offered hereby are offered upon exercise of the Warrants. The offering of the Warrant Shares will terminate upon the earlier of
(i) such time as all the Warrants have been exercised and (ii) July 15, 2005.

                            DESCRIPTION OF WARRANTS

     The Warrants were issued pursuant to a warrant agreement (the "Warrant Agreement") between IWCL and State Street Bank and Trust Company, as Warrant Agent (the "Warrant Agent"). The following is a summary of certain provisions of the Warrant Agreement. This summary does not purport to be a complete description of the Warrant Agreement, and is qualified in its entirety by reference to the Warrant Agreement which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and is available upon request to Iridium at 1575 Eye Street, N.W., Washington, D.C. 20005, Attention:
Secretary.

GENERAL


     Each Warrant, when exercised, will entitle the holder thereof to receive
5.2 fully paid and non-assessable shares of Class A Common Stock of IWCL (the "Warrant Shares") at an exercise price of $20.90 per share (the "Exercise Price"). In the aggregate, the Warrants entitle the holders thereof to purchase 1,560,000 shares of Class A Common Stock, representing, on a fully-diluted
basis, an aggregate indirect beneficial ownership of approximately        of
Iridium, as of June 30, 1998. The Exercise Price and the number of shares of Class A Common Stock issuable upon exercise of a Warrant are both subject to adjustment in certain circumstances described below.


     The LLC Interest Warrants provide that upon the exercise of any Warrant, IWCL will purchase from Iridium, and Iridium will sell to IWCL, a number of Class 1 Membership Interests equal to the number of shares of Class A Common Stock issuable upon such exercise for a purchase price equal to the exercise price of such Warrant.

     The Warrants may be exercised at any time after July 16, 1998; provided, however, that holders of Warrants will be able to exercise their Warrants only if this Registration Statement is effective or the exercise of the Warrants is exempt from the registration requirements of the Securities Act, and the Warrants and the Warrant Shares are qualified for sale or exempt from qualification under the applicable securities laws of the states or other jurisdictions in which such holders reside. Unless earlier exercised, the Warrants will expire on July 15, 2005 (the "Expiration Date"). IWCL will give notice of expiration not less than 90 nor more than 120 days prior to the Expiration Date to the registered holders of the then outstanding Warrants. If IWCL fails to give such notice, the Warrants will nevertheless expire and become void on the Expiration Date.

     Pursuant to the terms of the Share Issuance Agreement, IWCL purchased from Iridium, and Iridium sold to IWCL, a corresponding number of LLC Interest Warrants of the same tenor and terms as the Warrants, entitling IWCL to purchase, in the aggregate, a number of Class 1 Membership Interests equal to the aggregate number of Warrant Shares issuable in respect of the Warrants, subject to anti-dilution adjustments. Pursuant to the terms of the Share Issuance Agreement and the LLC Interest Warrants, upon the due and valid exercise of any Warrant and the issuance of Warrant Shares in respect thereof, IWCL will purchase from Iridium, and Iridium will issue and sell to IWCL, a number of Class 1 Membership Interests equal to the aggregate number of Warrant Shares issuable in respect of the Warrants, subject to anti-dilution adjustments.

     The Warrants may be exercised by surrendering to the Warrant Agent the certificates evidencing such Warrants with the accompanying form of election to purchase, properly completed and executed, together with payment of the Exercise Price. Payment of the Exercise Price may be made in the form of cash or a certified or official bank check payable to the order of the IWCL or by wire transfer of funds to an account designated by IWCL. Upon surrender of the Warrant certificate and payment of the Exercise Price, IWCL will cause The Bank of New York, as Transfer Agent of the Class A Common Stock, or any successor thereto, to countersign and deliver, to or upon the written order of such holder, certificates representing the number of whole Warrant Shares or other securities or property to which such holder is entitled under the Warrants and Warrant Agreement, including, without limitation, any cash payable to adjust for fractional interests in Warrant Shares issuable upon such exercise. If at the time prior to the Expiration Date less than all of the Warrants evidenced by a Warrant certificate are surrendered for exercise, a new Warrant certificate will be issued for the remaining number of Warrants.

     No fractional Warrant shares will be issued upon exercise of any Warrants. If any fraction of a Warrant Share would, except for the foregoing provision, be issuable upon the exercise of any Warrants (or specified portion thereof), IWCL will pay an amount in cash equal to the current market price per Warrant Share, as determined on the day immediately preceding the date the Warrant is presented for exercise, multiplied by such fraction, computed to the nearest whole cent.

     The Warrants initially were issued as fully registered securities in global form. No service charge will be made for registration of transfer or exchange upon surrender of any Warrant certificate at the office of the Warrant Agent maintained for that purpose. IWCL may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration or transfer or exchange of Warrant certificates.

     In the event a bankruptcy or reorganization proceeding is commenced by or against IWCL, a bankruptcy court may hold that unexercised Warrants are executory contracts which may not, even if sufficient funds are available, be entitled to receive any consideration or may receive an amount less than they would be entitled to have received if they had been exercised prior to the commencement of any such bankruptcy or reorganization proceeding.

     The holders of the Warrants have no right to vote on matters submitted to the stockholders of IWCL, and have no right to receive cash dividends. The holders of the Warrants have no preemptive rights and are not entitled to share in the assets of IWCL in the event of the liquidation, dissolution or winding up of IWCL's affairs.

ADJUSTMENTS

     The number of Warrant Shares that may be purchased upon the exercise of each Warrant and the Exercise Price are both subject to adjustment in certain events including: (i) the payment by IWCL of dividends (or other distributions) on Class A Common Stock of IWCL payable in shares of such Class A Common Stock or other shares of IWCL's capital stock, (ii) subdivisions, combinations and certain reclassifications of Class A Common Stock, (iii) the issuance to all holders of Class A Common Stock of rights, options or warrants entitling them to subscribe for shares of Class A Common Stock, or of securities convertible into or exchangeable for shares of Class A Common Stock, for a consideration per share which is less than the current market price per share (as defined in the Warrant Agreement) of the Class A Common Stock, and (iv) the dividend or distribution to holders of the class A Common Stock of any of IWCL's assets, debt securities or any rights or warrants to purchase securities (excluding those rights and warrants referred to in clause (iii) above and excluding cash dividends or cash distributions paid out of consolidated current or retained earnings or earned surplus). In addition, the Exercise Price may be reduced in the event of purchase of shares of the Class A Common Stock pursuant to a tender or exchange offer made by IWCL or any subsidiary thereof at a price greater than the current market price of the Class A Common Stock on the business day immediately preceding the commencement of the tender or exchange offer.

     Notwithstanding the foregoing, no such adjustment will be made, directly or indirectly, as a direct or indirect result of the issuance, acceleration or exercise of the warrants to compensate Motorola for issuance or modification of its guarantee and conditional guarantees of certain obligations of Iridium or Operating, or the issuance or other distribution of membership interests or other capital stock by Iridium. In addition, certain events described above are subject to certain exceptions described in the Warrant Agreement, including, without limitation, certain bona fide public offerings and private placements and certain issuances of Class A Common Stock pursuant to employee stock incentive plans.

     No adjustment in the Exercise Price or the number of Warrant Shares issuable upon exercise of Warrants will be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Exercise Price or the number of Warrant Shares issuable upon exercise of Warrants; provided, however, that any adjustment which is not made will be carried forward and taken into account in any subsequent adjustment.

     In the case of certain reclassifications, redesignations, reorganizations or changes in the number of outstanding shares of Class A Common Stock or consolidations or mergers of IWCL or the sale of all or substantially all of the assets of IWCL, each Warrant shall thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such consolidation, merger or sale had the Warrants been exercised immediately prior thereto. However, if (i) IWCL consolidates, merges or sells all or substantially all of its assets to another person and, in connection therewith, the consideration payable to the holder of Class A Common Stock in exchange for their shares is payable solely in cash or (ii) there is a dissolution, liquidation or winding-up of IWCL, then the holders of the Warrants will be entitled to receive, upon surrender of their Warrant certificates, distributions on an equal basis with the holders of IWCL Class A Common Stock or other securities issuable upon exercise of the Warrants, as if the Warrants had been exercised immediately prior to such event, less the Exercise Price. Upon receipt of such payment, if any, the Warrants will expire and the rights of holders thereof will cease. In the case of any such consolidation, merger or sale of assets, the surviving or acquiring person and, in the event of any dissolution, liquidation or winding up of IWCL, IWCL must deposit promptly with the Warrant Agent the funds, if any, required to pay the holders of the Warrants. After such funds and the surrendered Warrant certificate are received, the Warrant Agent is required to deliver a check in such amount as is appropriate (or, in the case of consideration other than cash, such other consideration as is appropriate) to such persons as it may be directed in writing by the holders surrendering such Warrants.

     In the event of a taxable distribution to holders of Class A Common Stock of IWCL which results in an adjustment to the number of shares of Class A Common Stock or other consideration for which a Warrant may be exercised, the holders of the Warrants may, in certain circumstances, be deemed to have received a distribution subject to United States Federal income tax as a dividend. See "Tax Considerations."

RESERVATION OF SHARES

     IWCL has authorized and reserved for issuance such number of shares of Class A Common Stock as shall be issuable upon the exercise of all outstanding Warrants. Such shares of Class A Common Stock, when paid for and issued, will be duly and validly issued, fully paid and non-assessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof.

AMENDMENT

     From time to time, IWCL and the Warrant Agent, without the consent of the holders of the Warrants, may amend or supplement the Warrant Agreement for certain purposes, including, without limitation, curing defects or inconsistencies or making any change that does not adversely affect the rights of any holder. Any amendment or supplement to the Warrant Agreement that has an adverse effect on the interests of the holders of the Warrants will require the written consent of the holders of a majority of the then outstanding Warrants issued in the Offerings taken as a single class (excluding any Warrants held by IWCL or any of its Affiliates). The consent of each holder of the Warrants affected will be required for any amendment pursuant to which the Exercise Price would be increased or the number of Warrant Shares purchasable upon exercise of Warrants would be decreased (other than pursuant to adjustments provided in the Warrant Agreement) or the exercise period with respect to the Warrants would be shortened.

REPORTS

     Whether or not required by the rules and regulations of the Commission, so long as any of the Warrants remain outstanding, but only to the extent it is required to send such documents to the holders of IWCL's outstanding Class A Common Stock, IWCL will cause copies of the reports and other documents to be filed with the Warrant Agent and mailed to the holders of the Warrants at their addresses appearing in the register of Warrants maintained by the Warrant Agent.

REGISTRATION RIGHTS

  Registration of Warrants

     Under the Warrant Agreement, IWCL is obligated to use its reasonable efforts to keep the Registration Statement of which this Prospectus is a part effective until (i) as to the Warrants, the earliest of (x) such time as all the Warrants have been sold thereunder, (y) two years after its effective date and
(z) such time as the Warrants can be sold by non-affiliates of IWCL without restriction under the Securities Act, and (ii) as to the Warrant Shares, the earlier of (a) such time as all Warrants have been exercised and (b) the Expiration Date.

     Each holder of Warrants that sells such Warrants pursuant to the Registration Statement of which this Prospectus is a part generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to the purchaser, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by certain provisions of the Warrant Agreement which are applicable to such holder (including certain indemnification obligations).

     During any consecutive 365-day period, IWCL shall be entitled to suspend the availability of the Registration Statement of which this Prospectus is a part for up to two 45 consecutive-day periods (except for the 45 consecutive-day period immediately prior to the Expiration Date) if the IWCL Board determines in the exercise of its reasonable judgment that there is a valid business purpose for such suspension and provides notice that such determination was made to the holders of the Warrants; provided, however, that in no event shall IWCL be required to disclose the business purpose for such suspension if IWCL determines in good faith that such business purpose must remain confidential. There can be no assurance that IWCL will be able to keep the Registration Statement of which this Prospectus is a part continuously effective until all of the Warrants have been exercised or have expired.

                               TAX CONSIDERATIONS

TAXATION OF THE ISSUER

     Iridium is intended to be treated as a partnership for United States federal income tax purposes. As a Class 1 Member of Iridium, IWCL will be subject to United States federal income tax on its distributive share of the income of Iridium that is effectively connected with the conduct of a trade or business in the United States, without regard to whether any distribution has been received from Iridium. IWCL's share of Iridium's effectively connected income may also under certain circumstances be subject to "branch profits tax" at a 30% rate. IWCL's ability to use net operating losses may be limited under
Section 382 of the Code as a result of subsequent issuances of IWCL stock.

UNITED STATES FEDERAL INCOME TAXATION


     The following is a summary of certain United States federal income tax consequences of the ownership of Warrants and Class A Common Stock by an investor that holds the Warrants and Class A Common Stock as capital assets. This summary does not purport to address all material tax consequences of the ownership of Warrants and Class A Common Stock, and does not take into account the specific circumstances of any particular investors (such as tax-exempt entities, certain insurance companies, broker-dealers, regulated investment companies, traders in securities that elect to mark to market, investors liable for alternative minimum tax, investors that actually or constructively own 10% or more of the voting stock of IWCL, investors that hold Warrants and Class A Common Stock as part of a straddle or a hedging or conversion transaction or investors whose functional currency is not the U.S. dollar), some of which may be subject to special rules. This summary is based on the tax laws of the United States (including the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions) as in effect on the date hereof, all of which are subject to change (or changes in interpretation), possibly with retroactive effect. This summary does not address state or local taxes. Each holder should consult its own tax advisor as to the United States federal, state and local tax consequences of the ownership and disposition of Warrants and Class A Common Stock.


     For purposes of this discussion, a "U.S. Holder" is any beneficial owner of Warrants and Class A Common Stock that is (i) a citizen or resident of the United States, (ii) a corporation organized under the laws of the United States or any State, (iii) an estate the income of which is subject to United States federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. A "Non-U.S. Holder" is any beneficial owner of Warrants and Class A Common Stock that is not a United States person for United States federal income tax purposes.

U.S. HOLDERS

  OWNERSHIP AND DISPOSITION OF WARRANTS


     Sale of a Warrant. Generally, a U.S. Holder of a Warrant will recognize gain or loss upon the sale of a Warrant in an amount equal to the difference between the amount realized on the sale and the U.S. Holder's adjusted tax basis for the Warrant. A U.S. Holder's adjusted tax basis in a Warrant will generally equal its cost, increased by the amount of any constructive distributions to the U.S. Holder in respect of the Warrants as a result of an adjustment to the conversion ratio. See "-- Adjustments Under the Warrants," below. Gain or loss attributable to the sale of an option to buy or sell property is considered gain from the sale of the property that has the same character as the property to which the option relates. Because the Warrants relate to stock, gains or losses attributable to the sale of the Warrants will generally constitute capital gains and losses if the stock would be a capital asset in the hands of the Warrant holder and will be long term if the Warrants have been held for more than one year.


     Exercise of a Warrant, Disposition of Common Shares, and Dividends. In general, no gain or loss will be recognized by a U.S. Holder upon the exercise of a Warrant (except with respect to cash, if any, paid in lieu of the issuance of fractional shares of Class A Common Stock). Upon exercise of a Warrant with cash, the holder's tax basis in the shares so acquired will be the sum of (a) the holders' adjusted tax basis in the Warrant and (b) the cash paid upon exercise of the Warrant. If any cash is received in lieu of fractional shares of Class A Common Stock, the holder will recognize gain or loss, and the character and amount of gain or loss will be determined as if the holder had received such fractional shares and then immediately sold them for cash.

     Expiration of the Warrants. Upon the expiration of an unexercised Warrant, the holder will recognize a loss equal to the adjusted tax basis of the Warrant in the hands of the holder. The character of the loss realized upon the failure to exercise an option is determined based on the character of the property to which the option relates. Since the Warrants relate to stock, a loss realized upon expiration of the Warrant will generally be a capital loss if the stock would have been a capital asset in the hands of the Warrantholder and will be long term if the Warrant was held for more than one year.

     Adjustments Under the Warrants. Pursuant to the terms of the Warrants, the number of shares of Class A Common Stock that may be purchased upon exercise of the Warrants is subject to adjustment from time to time upon the occurrence of certain events. In certain circumstances, a change in conversion ratio or any transaction having a similar effect on the interest of a Warrant holder may be treated as a distribution with respect to any Warrant holder whose proportionate interest in the earnings and profits of the issuer is increased by such change or transaction. Thus, under certain circumstances which may or may not occur, such an adjustment pursuant to the terms of the Warrants may be treated as a taxable distribution to the Warrant holders to the extent of the IWCL's current or accumulated earnings and profits (as determined for United States federal income tax purposes), without regard to whether the Warrant holders receive any cash or other property. If the Warrant holders receive such a taxable distribution, their tax bases in the Warrants will be increased by an amount equal to the taxable distribution.

  OWNERSHIP AND DISPOSITION OF SHARES OF CLASS A COMMON STOCK

  Taxation of Dividends and Stock Distributions

     Under the United States federal income tax laws, and subject to the passive foreign investment company ("PFIC") rules discussed below, distributions by IWCL with respect to its Class A Common Stock will be includible in the gross income of a U.S. Holder as ordinary dividend income to the extent paid out of current or accumulated earnings and profits of IWCL, as determined for United States federal income tax purposes. Dividends will not be eligible for the dividends received deduction generally allowed to U.S. Holders that are corporations.

     Any dividends paid in foreign currency will be includible in the income of a U.S. Holder in a U.S. dollar amount calculated by reference to the prevailing market exchange rate in effect on the date the dividends become includible in the U.S. Holder's income. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date that the dividend becomes includible in the U.S. Holder's income to the date that the foreign currency is converted into U.S. dollars will be treated as ordinary income or loss.

     If less than 25% of IWCL's gross income for the three years preceding the year in which a dividend is declared (or for the portion of the three-year period during which IWCL has been in existence, if shorter) was effectively connected with the conduct of a U.S. trade or business, the dividend generally will constitute foreign source "passive income" (or in the case of certain holders, "financial services income") for U.S. foreign tax credit purposes. If 25% or more of IWCL's gross income for such period was "effectively connected" income, the dividend will be United States source in the same proportion that IWCL's "effectively connected" income for such period bears to IWCL's total gross income for the period, and the remainder will constitute foreign source "passive income" (or in the case of certain holders, "financial services income") for U.S. foreign tax credit purposes.

     Distributions of additional shares of Class A Common Stock to U.S. Holders with respect to shares of Class A Common Stock that are part of a pro rata distribution to all shareholders of IWCL generally will not be subject to U.S. federal income tax.

  Taxation of Capital Gains


     Subject to the PFIC rules discussed below, upon a sale or other disposition of Class A Common Stock, a U.S. Holder will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between the U.S. dollar value of the amount realized and the U.S. Holder's tax basis (determined in U.S. dollars) in such Class A Common Stock. Generally, such gain or loss will be capital gain or loss, will be long-term capital gain or loss if the U.S. Holder's holding period for such Class A Common Stock exceeds one year and any such gain will be income from sources within the United States for foreign tax credit limitation purposes.


  Passive Foreign Investment Company Rules

     Under the passive foreign investment company ("PFIC") rules, a foreign corporation will generally be a PFIC in any taxable year of the foreign corporation in which either at least 75 percent of its gross income is "passive income" or at least 50 percent of its assets are "passive assets." For purposes of the PFIC tests, passive income generally includes interest, dividends, rents and royalties (other than rents and royalties derived in the active conduct of a trade or business and not derived from a related person), annuities and gains from the sale or disposition of assets that produce passive income, and passive assets generally include assets producing or held for the production of such income. The following discussion assumes that IWCL should, under current law, be treated for the purposes of the PFIC tests as owning its share of Iridium's gross assets and as earning directly its share of Iridium gross income. IWCL would be a PFIC if it were not permitted to treat itself as owning its share of Iridium's assets and earning directly its share of Iridium's gross income for the purposes of the PFIC tests.

     Because Iridium had substantial temporary investments in securities, more than 75 percent of IWCL's gross income for 1997 was passive income for purposes of the PFIC income test. Under the PFIC rules, however, a foreign corporation will not be considered a PFIC in the first year in which it has gross income (the start-up year) if (i) no predecessor of such corporation was a PFIC, (ii) it is established to the satisfaction of the Internal Revenue Service that such corporation will not be a PFIC for either of the first two taxable years following the start-up year and (iii) such corporation is not in fact a PFIC for either of the first two taxable years following the start-up year. Under this exception to PFIC classification, IWCL does not expect that it will have been a PFIC for 1997.

     Moreover, based on the manner in which Iridium currently intends to operate its business in future years, IWCL does not expect to be a PFIC for any future year. However, since the determination of whether the shares of Class A Common Stock constitute shares of a PFIC must be made annually based upon the composition of the income and assets of IWCL, Iridium and any corporation in which IWCL or Iridium holds a 25-percent-or-more interest, there can be no assurance that the shares of Class A Common Stock will not be considered shares of a PFIC for any taxable year. Furthermore, if IWCL were determined to be a PFIC in 1998, the start-up exception outlined in the previous paragraph would be inapplicable and IWCL would be considered a PFIC for 1997 as well.

     Generally, if a share of Class A Common Stock were treated as stock of a PFIC for any taxable year during which a U.S. Holder held such share, the entire gain recognized by such U.S. Holder on a sale or other disposition of the share would be allocated ratably over the U.S. Holder's holding period for the share. The amounts allocated to the taxable year of the sale or other disposition and to any year before IWCL became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest applicable ordinary income rate in effect for such taxable year, and an interest charge would be imposed on the amount allocated to such taxable year. All such tax and interest would be included in the U.S. Holder's U.S. federal income tax liability for the taxable year in which the sale or other disposition took place. Further, any distribution in respect of shares of Class A Common Stock in excess of 125 percent of the average of the annual distributions on shares of Class A Common Stock received by the U.S. Holder during the preceding three years or the U.S. Holder's holding period, whichever is shorter, would be subject to taxation as described above.

     The special PFIC tax rules described above will not apply to a U.S. Holder if (i) the U.S. Holder elects to have IWCL treated as a "qualified electing fund" (a "QEF election") for each taxable year during the U.S. Holder's holding period in which IWCL is a PFIC and (ii) IWCL provides certain information necessary to enable the U.S. Holder to make a QEF election. IWCL currently intends to provide upon the request of any U.S. Holder the information necessary to make a QEF election.

     A U.S. Holder that makes a QEF election generally will be currently taxable on its pro rata share of IWCL's ordinary earnings and net capital gain (at ordinary and capital gain rates, respectively) for each taxable year of IWCL, regardless of whether or not distributions were received. However, a U.S. Holder that makes a QEF election covering each taxable year of IWCL during the U.S. Holder's holding period in which IWCL is a PFIC will not be currently taxable on its pro rata share of IWCL's undistributed ordinary earnings and net capital gain in any year in which IWCL is not a PFIC.

     If a U.S. Holder is taxed on its pro rata share of IWCL's ordinary earnings and net capital gain, the U.S. Holder's basis in shares of Class A Common Stock will be increased to reflect taxed but undistributed income. Distributions that have been taxed previously will result in a corresponding reduction of basis in shares of Class A Common Stock and will not be taxed again as a distribution to the U.S. Holder.

     For taxable years beginning after 1997, a U.S. Holder of shares of stock in a PFIC that are treated as "marketable stock" may also make a mark-to-market election. An electing shareholder will not be subject to the PFIC rules described above. Instead, in general, an electing shareholder will include in each year as ordinary income the excess, if any, of the fair market value of the Class A Common Stock at the end of the taxable year over its adjusted basis and will be permitted an ordinary loss in respect of the excess, if any, of the adjusted basis of the Class A Common Stock over its fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The basis in the Class A Common Stock of a U.S. Holder making the mark-to-market election will be adjusted to reflect any such income or loss amounts.

     A U.S. Holder who owns shares of Class A Common Stock during any year in which IWCL is a PFIC must file Internal Revenue Service Form 8621.

NON-U.S. HOLDERS

     A Non-U.S. Holder of Warrants or shares of Class A Common Stock will not be subject to U.S. federal income tax on dividends paid with respect to, or gains realized on the sale or other disposition of, Warrants or shares of Class A Common Stock, unless (i) such dividend or gain is effectively connected with the conduct by the holder of a trade or business in the United States (and is attributable to a permanent establishment maintained in the United States by such Non-U.S. Holder, if an applicable income tax treaty so requires as a condition for such Non-U.S. Holder to be subject to U.S. taxation on a net income basis in respect of income from or gain from the sale of Warrants or shares of Class A Common Stock), in which case the Non-U.S. Holder generally will be subject to tax in respect of such income or gains in the same manner as a U.S. Holder, or (ii) in the case of gain realized by an individual holder, the holder is present in the United States for 183 days or more during the taxable year of the sale and certain other conditions are met. Effectively connected income realized by a corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If dividends paid with respect to shares of Class A Common Stock are not subject to U.S. federal income tax as described above, that portion of the dividends received by a Non-U.S. Holder that is attributable to the conduct by Iridium of a trade or business within the United States will be subject to a 30% withholding tax if, for the three-year period ending with the close of IWCL's taxable year preceding the declaration of such dividends, or for such part of that period as IWCL was in existence, 25% or more of IWCL's gross income was effectively connected with the conduct of a trade or business within the United States, although IWCL believes that this 25% test will not be met and, accordingly, that dividends paid to Non-U.S. Holders will not be subject to the withholding tax described above.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     In general, information reporting requirements will apply to dividend payments (or other taxable distributions) in respect of shares of Class A Common Stock made within the United States to a non-corporate United States person, and "backup withholding" at the rate of 31% will apply to such payments if the holder or beneficial owner fails to provide an accurate taxpayer identification number in the manner required by United States law and applicable regulations, if there has been notification from the Internal Revenue Service of a failure by the holder or beneficial owner to report all interest or dividends required to be shown on its federal income tax returns or, in certain circumstances, if the holder or beneficial owner fails to comply with applicable certification requirements. Certain corporations and persons that are not United States persons may be required to establish their exemption from information reporting and backup withholding by certifying their status on Internal Revenue Service Forms W-8 or W-9.

     In general, payment of the proceeds from the sale of Warrants or shares of Class A Common Stock to or through a United States office of a broker is subject to both United States backup withholding and information reporting unless the holder or beneficial owner certifies its non-United States status under penalties of perjury or otherwise establishes an exemption. United States information reporting and backup withholding generally will not apply to a payment made outside the United States of the proceeds of a sale of Warrants or shares of Class A Common Stock through an office outside the United States of a non-United States broker. However, United States information reporting requirements (but not backup withholding) will apply to a payment made outside the United States of the proceeds of a sale of Warrants or shares of Class A Common Stock through an office outside the United States of a broker (i) that is a United States person, (ii) that derives 50% or more of its gross income for a specified three-year period from the conduct of a trade or business in the United States, (iii) that is a "controlled foreign corporation" as to the United States, or (iv) with respect to payments made after December 31, 1999, that is a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons (as defined in U.S. Treasury regulations) who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a United States trade or business, unless the broker has documentary evidence in its files that the holder or beneficial owner is a non-United States person or the holder or beneficial owner otherwise establishes an exemption.

     Amounts withheld under the backup withholding rules may be credited against a holder's tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the United States Internal Revenue Service.

                  VALIDITY OF THE WARRANTS AND WARRANT SHARES


     The validity of the Warrant Shares offered hereby will be passed upon for IWCL by Conyers, Dill & Pearman, Hamilton, Bermuda. The validity of the Warrants offered hereby will be passed upon for IWCL by Sullivan & Cromwell, Washington, D.C.


                                    EXPERTS

     The financial statements of IWCL as of December 31, 1997 and 1996, and for the year ended December 31, 1997 and for the period December 12, 1996 (Inception) through December 31, 1996, and the consolidated financial statements of Iridium as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, and for the period June 14, 1991 (Inception) through December 31, 1997 have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

===============================================================================


     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY IWCL, THE SELLING HOLDERS OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF IWCL OR IRIDIUM SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Available Information.................    i
Incorporation By Reference............    i
Forward-Looking Statements............   ii
Prospectus Summary....................    1
Risk Factors..........................    3
Use of Proceeds.......................    7
Recent Developments...................    7
Governance of IWCL and Relationship
  with Iridium........................    8
Description of Iridium Limited
  Liability Company Agreement.........   12
Selling Holders.......................   20
Plan of Distribution..................   21
Description of Warrants...............   22
Tax Considerations....................   26
Validity of the Warrants and
  Warrant Shares......................   30
Experts...............................   30


===============================================================================



===============================================================================


                                 [IRIDIUM LOGO]

                                 IRIDIUM WORLD
                              COMMUNICATIONS LTD.
                            ------------------------
                                300,000 WARRANTS
                                  TO PURCHASE
                              1,560,000 SHARES OF
                              CLASS A COMMON STOCK

                                          , 1998

===============================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the fees and expenses payable by the Registrant in connection with this offering, other than underwriting discounts and commissions. All the amounts shown are estimates, except the SEC registration fee:


SEC registration fee........................................  $ 25,024
Nasdaq National Market listing fee..........................    17,500
Printing fees...............................................    25,000
Legal fees and expenses.....................................    50,000
Blue Sky fees and expenses (including legal fees)...........    12,000
Accounting fees and expenses................................    20,000
Miscellaneous fees and expenses.............................    10,476
                                                              --------
Total.......................................................  $160,000
                                                              ========



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Bermuda law permits a company to indemnify its directors and officers, except for any act of willful negligence, willful default, fraud or dishonesty. The Registrant has provided in its Bye-Laws that its directors and officers will be indemnified and held harmless against any expenses, judgments, fines, settlements and other amounts incurred by reason of any act or omission in the discharge of their duty, other than in the case of fraud or dishonesty.

     Bermuda law and the Bye-Laws of the Registrant also permit the Registrant to purchase insurance for the benefit of its directors and officers against any liability incurred by them for the failure to exercise the requisite care, diligence and skill in the exercise of their powers and the discharge of their duties, or indemnifying them in respect of any loss arising or liability incurred by them by reason of negligence, default, breach of duty or breach of trust.

     The Registrant has entered into indemnification agreements with its officers and directors. To the extent permitted by law, the indemnification agreements may require the Registrant, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceedings against them as to which they could be indemnified.

     The Registrant maintains a directors' and officers' liability insurance policy.

ITEM 16.  EXHIBITS.

EXHIBIT
NUMBER                     DESCRIPTION OF EXHIBITS
-------                    -----------------------
3.1      Limited Liability Company Agreement of Iridium LLC, dated as of July 29, 1996, as amended: Incorporated by reference to
         Exhibit 10.1 to the Registration Statement on Form S-1 of
         Iridium World Communications Ltd. and Iridium LLC
         (Registration Nos. 333-23419 and 333-23419-01) (the "Form
         S-1").
3.2      Memorandum of Association of Iridium World Communications
         Ltd.: Incorporated by reference to Exhibit 3.1 to the Form
         S-1.
3.3      Bye-Laws of Iridium World Communications Ltd.: Incorporated
         by reference to Exhibit 3.2 to the Form S-1.
4.1.1    Warrant Agreement dated July 16, 1997.**

EXHIBIT
NUMBER                     DESCRIPTION OF EXHIBITS
-------                    -----------------------
4.1.2    Form of Class A Common Stock Certificate: Incorporated by
         reference to Exhibit 4.1 of the Form S-1.
5.1      Opinion of Conyers Dill & Pearman.**
5.2      Opinion of Sullivan & Cromwell.**
10.1     Form of Interest Exchange Agreement between IWCL and Iridium
         LLC: Incorporated by reference to Exhibit 10.2 to the Form
         S-1.
10.2     Form of amended and restated Management Services Agreement between IWCL, Iridium LLC and Iridium Operating LLC:
         Incorporated by reference to Exhibit 10.2 to the
         Registration Statement on Form S-4 of Iridium Operating LLC,
         Iridium Capital Corporation, Iridium Roaming LLC and Iridium
         IP LLC (Registration No. 333-44349, - 01, -02, -03 and -04)
         (the "1998 Form S-4").
10.3     Space System Contract between Iridium LLC and Motorola, Inc.
         effective July 29, 1993, as amended and conformed on January
         14, 1997: Incorporated by reference to Exhibit 10.6 to the
         Form S-1.+
10.4     Communications System Operations & Maintenance Contract
         between Iridium LLC and Motorola, Inc. effective July 29,
         1993, as amended and conformed on January 14, 1997:
         Incorporated by reference to Exhibit 10.7 to the Form S-1.+
10.5     Terrestrial Network Development Contract between Iridium LLC and Motorola, Inc. effective January 1, 1993, as amended and conformed on January 14, 1997: Incorporated by reference to
         Exhibit 10.8 to the Form S-1.+
10.6     Amendment No. 3 to the Terrestrial Network Development
         Contract between Iridium LLC and Motorola, Inc. effective
         June 20, 1997: Incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-4 of Iridium LLC,
         Iridium Capital Corporation, Iridium Roaming LLC and Iridium
         IP LLC (Registration Nos. 333-31741, -01, -02 and -03) (the
         "1997 Form S-4").+
10.7     Amendment No. 4 to the Terrestrial Network Development
         Contract between Iridium LLC and Motorola, Inc., effective
         May 8, 1998.** ++
10.8     Support Agreement between Iridium LLC and Motorola, Inc.:
         Incorporated by reference to Exhibit 10.9 to the Form S-1.
10.9     Agreement, executed as of December 16, 1996, between
         Andersen Consulting LLC and Iridium LLC relating to the
         development of business support systems: Incorporated by
         reference to Exhibit 10.10 to the Form S-1.+
10.10    14 1/2% Senior Subordinated Discount Notes Due 2006 of
         Iridium: Incorporated by reference to Exhibit 10.11 to the
         Form S-1.
10.11    Form of Warrant issued in respect of 14 1/2% Senior
         Subordinated Discount Notes: Incorporated by reference to
         Exhibit 10.13 to the Form S-1.
10.12    Warrant to purchase Series M Class 2 Interests dated July
         29, 1993, as amended: Incorporated by reference to Exhibit
         10.13 to the Form S-1.
10.13    Form of Gateway Authorization Agreement: Incorporated by
         reference to Exhibit 10.14 to the Form S-1.
10.14    Guaranteed Bank Facility: Incorporated by reference to
         Exhibit 10.15 to the Form S-1.
10.15    Amendment dated December 19, 1997 to Guaranteed Bank
         Facility: Incorporated by reference to Exhibit 10.15 of the
         Report for the fiscal year ended December 31, 1997 on Form
         10-K of IWCL, Iridium, and its subsidiaries (the "1997 Form
         10-K").
10.16    Motorola Agreement regarding Guarantee: Incorporated by
         reference to Exhibit 10.16 to the Form S-1.
10.17    Amended and Restated Agreement regarding Guarantee:
         Incorporated by reference to Exhibit 10.17 to the 1997 Form
         S-4.
10.18    Second Amended and Restated Agreement regarding Guarantee.**
10.19    Memorandum of Understanding with Motorola, Inc: Incorporated by reference to Exhibit 10.18 to the 1997 Form S-4.

EXHIBIT
NUMBER                     DESCRIPTION OF EXHIBITS
-------                    -----------------------
10.20    Form of Share Issuance Agreement between IWCL and Iridium
         LLC: Incorporated by reference to Exhibit 10.17 to the Form
         S-1.
10.21    Iridium LLC Option Plan: Incorporated by reference to
         Exhibit 10.5 to the Form S-1.
10.22    Iridium LLC Selected Senior Officers' Supplementary
         Retirement Plan: Incorporated by reference to Exhibit 10.27 to the 1997 Form S-4.
10.23    Agreement between Dr. Staiano and Iridium LLC: Incorporated by reference to Exhibit 10.28 to the 1997 Form S-4.
10.24    Asset Transfer Agreement: Incorporated by reference to
         Exhibit 10.25 to the 1998 Form S-4.
10.25    Consent of Arthur Andersen LLP to Contract Assignment:
         Incorporated by reference to Exhibit 10.26 to the 1998 Form
         S-4.
10.26    Consent of Motorola Inc. to Contract Assignment:
         Incorporated by reference to Exhibit 10.27 to the 1998 Form
         S-4.
10.27    Form of Credit Agreement among Iridium Operating LLC, Chase
         Securities Inc., Barclays Capital, The Chase Manhattan Bank
         and Barclays Bank PLC: Incorporated by reference to Exhibit
         10.28 of the 1997 Form 10-K.
10.28    Conditions Precedent to the Disbursement of the Term Loans
         under Section 2.01(a) of the Credit Agreement: Incorporated by reference to Exhibit 10.29 of the 1997 Form 10-K.
10.29    Regulatory and Technical Conditions Precedent to
         availability of funding under the Credit Agreement:
         Incorporated by reference to Exhibit 10.30 of the 1997 Form
         10-K.
10.30    Form of Assignment and Acceptance under the Credit
         Agreement: Incorporated by reference to Exhibit 10.31 of the
         1997 Form 10-K.
10.31    Form of Pledge and Security Agreement among Iridium
         Operating LLC, each of the Subsidiaries and The Chase
         Manhattan Bank: Incorporated by reference to Exhibit 10.32 of the 1997 Form 10-K.
10.32    Form of Parent Security Agreement between Iridium Operating
         LLC and The Chase Manhattan Bank: Incorporated by reference to Exhibit 10.33 of the 1997 Form 10-K.
10.33    Form of Subsidiary Guarantee Agreement between each of the
         Subsidiary Guarantors and The Chase Manhattan Bank:
         Incorporated by reference to Exhibit 10.34 of the 1997 Form
         10-K.
10.34    Form of Subsidiary Guarantee Assumption Agreement:
         Incorporated by reference to Exhibit 10.35 of the 1997 Form
         10-K.
10.35    Form of Depositary Agreement between Iridium Operating LLC and The Chase Manhattan Bank: Incorporated by reference to
         Exhibit 10.36 of the 1997 Form 10-K.
10.36    Form of Motorola Consent under the Credit Agreement among
         Motorola, Iridium Operating LLC and The Chase Manhattan
         Bank: Incorporated by reference to Exhibit 10.37 of the 1997
         Form 10-K.
10.37    Form of Motorola Pledge Agreement between Motorola, Inc. and
         The Chase Manhattan Bank: Incorporated by reference to
         Exhibit 10.38 of the 1997 Form 10-K.
10.38    Form of Progress Certificate (Pre-Commercial Activation)
         under the Credit Agreement: Incorporated by reference to
         Exhibit 10.39 of the 1997 Form 10-K.
10.39    Form of Verification of Independent Technical Advisor under the Credit Agreement: Incorporated by reference to Exhibit
         10.40 of the 1997 Form 10-K.
10.40    Form of Progress Certificate (Post-Commercial Activation)
         under the Credit Agreement: Incorporated by reference to
         Exhibit 10.41 of the 1997 Form 10-K.
10.41    Form of Borrowing Request under the Credit Agreement:
         Incorporated by reference to Exhibit 10.42 of the 1997 Form
         10-K.
23.1     Consent of KPMG Peat Marwick LLP.**
23.2     Consent of Conyers, Dill & Pearman (contained in Exhibit
         5.1).
23.3     Consent of Sullivan & Cromwell (contained in Exhibit 5.2).

EXHIBIT
NUMBER                     DESCRIPTION OF EXHIBITS
-------                    -----------------------
99       Certain Factors Which May Affect Forward Looking Statements:
         Incorporated by reference to Exhibit 99 of the 1997 Form
         10-K.

---------------

      * Filed previously.


     ** Filed herewith.

      + Confidential treatment previously granted.

     ++ Confidential treatment requested.


ITEM 17.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange

Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrants certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form S-3 and have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia on July 10, 1998.


                                          IRIDIUM WORLD COMMUNICATIONS LTD.


                                          By:     /s/ EDWARD F. STAIANO
                                            ------------------------------------


                                                     Edward F. Staiano
                                            Chairman and Chief Executive Officer
                                                    Date: July 10, 1998


                                          IRIDIUM LLC


                                          By:     /s/ ROBERT W. KINZIE
                                            ------------------------------------


                                                      Robert W. Kinzie
                                                          Chairman
                                                    Date: July 10, 1998

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                      NAME                                        TITLE                      DATE
                      ----                                        -----                      ----

                       *                          Director of Iridium World              July 10, 1998
------------------------------------------------  Communications Ltd. and Chairman of
                Robert W. Kinzie                  Iridium LLC

                       *                          Chairman and Chief Executive Officer   July 10, 1998
------------------------------------------------  of Iridium World Communications Ltd.
               Edward F. Staiano                  and Vice Chairman and Chief Executive
                                                  Officer of Iridium LLC

                       *                          Chief Financial Officer of Iridium     July 10, 1998
------------------------------------------------  World Communications Ltd. and Vice
                   Roy Grant                      President-Chief Financial Officer of
                                                  Iridium LLC

                       *                          Director of Iridium LLC                July 10, 1998
------------------------------------------------
                Aburizal Bakrie

                       *                          Director of Iridium LLC                July 10, 1998
------------------------------------------------
               Hasan M. Binladin

                                                  Director of Iridium LLC                  July   1998
------------------------------------------------
              Gordon J. Comerford

                                                  Director of Iridium LLC                  July   1998
------------------------------------------------
            Atilano de Oms Sobrinho

                       *                          Director of Iridium LLC                July 10, 1998
------------------------------------------------
               Robert A. Ferchat

                                                  Deputy Chairman and Director of          July   1998
------------------------------------------------  Iridium World Communications Ltd. and
                 Alberto Finol                    Director of Iridium LLC

                                                  Director of Iridium LLC                  July   1998
------------------------------------------------
                  Edward Gams

                       *                          Director of Iridium LLC                July 10, 1998
------------------------------------------------
                 Durrell Hillis

                       *                          Director of Iridium LLC                July 10, 1998
------------------------------------------------
                 Kazuo Inamori

                       *                          Director of Iridium LLC                July 10, 1998
------------------------------------------------
                   S. H. Khan

                       *                          Director of Iridium LLC                July 10, 1998
------------------------------------------------
               Anatoly I. Kiselev

                       *                          Director of Iridium World              July 10, 1998
------------------------------------------------  Communications Ltd. and Iridium LLC
               Richard L. Lesher

                                                  Director of Iridium LLC                  July   1998
------------------------------------------------
                John F. Mitchell

                       *                          Director of Iridium LLC                July 10, 1998
------------------------------------------------
                  Jung L. Mok

                      NAME                                        TITLE                      DATE
                      ----                                        -----                      ----
                       *                          Director of Iridium LLC                July 10, 1998
------------------------------------------------
               Giuseppe Morganti

                       *                          Director of Iridium LLC                July 10, 1998
------------------------------------------------
               J. Michael Norris

                       *                          Director of Iridium LLC                July 10, 1998
------------------------------------------------
                 Yusai Okuyama

                       *                          Director of Iridium LLC                July 10, 1998
------------------------------------------------
               John A. Richardson

                       *                          Director of Iridium LLC                July 10, 1998
------------------------------------------------
               Theodore H. Schell

                       *                          Director of Iridium World              July 10, 1998
------------------------------------------------  Communications Ltd. and Iridium LLC
              William A. Schreyer

                       *                          Director of Iridium LLC                July 10, 1998
------------------------------------------------
               Sribhumi Sukhanetr

                       *                          Director of Iridium LLC                July 10, 1998
------------------------------------------------
                  Tao-Tsun Sun

                       *                          Director of Iridium World              July 10, 1998
------------------------------------------------  Communications Ltd. and Iridium LLC
                Yoshiharu Yasuda

                                                  Director of Iridium LLC                  July   1998
------------------------------------------------
                  Wang Mei Yue

                       *                          Director of Iridium LLC                July 10, 1998
------------------------------------------------
                  Peter Zaboji

           *By: /s/ F. THOMAS TUTTLE
   ------------------------------------------
                F. Thomas Tuttle
                Attorney-In-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                     DESCRIPTION OF EXHIBITS
-------                    -----------------------
3.1      Limited Liability Company Agreement of Iridium LLC, dated as of July 29, 1996, as amended: Incorporated by reference to
         Exhibit 10.1 to the Registration Statement on Form S-1 of
         Iridium World Communications Ltd. and Iridium LLC
         (Registration Nos. 333-23419 and 333-23419-01) (the "Form
         S-1").
3.2      Memorandum of Association of Iridium World Communications
         Ltd.: Incorporated by reference to Exhibit 3.1 to the Form
         S-1.
3.3      Bye-Laws of Iridium World Communications Ltd.: Incorporated
         by reference to Exhibit 3.2 to the Form S-1.
4.1.1    Warrant Agreement dated July 16, 1997.**
4.1.2    Form of Class A Common Stock Certificate: Incorporated by
         reference to Exhibit 4.1 of the Form S-1.
5.1      Opinion of Conyers Dill & Pearman.**
5.2      Opinion of Sullivan & Cromwell.**
10.1     Form of Interest Exchange Agreement between IWCL and Iridium
         LLC: Incorporated by reference to Exhibit 10.2 to the Form
         S-1.
10.2     Form of amended and restated Management Services Agreement between IWCL, Iridium LLC and Iridium Operating LLC:
         Incorporated by reference to Exhibit 10.2 to the
         Registration Statement on Form S-4 of Iridium Operating LLC,
         Iridium Capital Corporation, Iridium Roaming LLC and Iridium
         IP LLC (Registration No. 333-44349, - 01, -02, -03 and -04)
         (the "1998 Form S-4").
10.3     Space System Contract between Iridium LLC and Motorola, Inc.
         effective July 29, 1993, as amended and conformed on January
         14, 1997: Incorporated by reference to Exhibit 10.6 to the
         Form S-1.+
10.4     Communications System Operations & Maintenance Contract
         between Iridium LLC and Motorola, Inc. effective July 29,
         1993, as amended and conformed on January 14, 1997:
         Incorporated by reference to Exhibit 10.7 to the Form S-1.+
10.5     Terrestrial Network Development Contract between Iridium LLC and Motorola, Inc. effective January 1, 1993, as amended and conformed on January 14, 1997: Incorporated by reference to
         Exhibit 10.8 to the Form S-1.+
10.6     Amendment No. 3 to the Terrestrial Network Development
         Contract between Iridium LLC and Motorola, Inc. effective
         June 20, 1997: Incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-4 of Iridium LLC,
         Iridium Capital Corporation, Iridium Roaming LLC and Iridium
         IP LLC (Registration Nos. 333-31741, -01, -02 and -03) (the
         "1997 Form S-4").+
10.7     Amendment No. 4 to the Terrestrial Network Development
         Contract between Iridium LLC and Motorola, Inc., effective
         May 8, 1998.** ++
10.8     Support Agreement between Iridium LLC and Motorola, Inc.:
         Incorporated by reference to Exhibit 10.9 to the Form S-1.
10.9     Agreement, executed as of December 16, 1996, between
         Andersen Consulting LLC and Iridium LLC relating to the
         development of business support systems: Incorporated by
         reference to Exhibit 10.10 to the Form S-1.+
10.10    14 1/2% Senior Subordinated Discount Notes Due 2006 of
         Iridium: Incorporated by reference to Exhibit 10.11 to the
         Form S-1.
10.11    Form of Warrant issued in respect of 14 1/2% Senior
         Subordinated Discount Notes: Incorporated by reference to
         Exhibit 10.13 to the Form S-1.
10.12    Warrant to purchase Series M Class 2 Interests dated July
         29, 1993, as amended: Incorporated by reference to Exhibit
         10.13 to the Form S-1.
10.13    Form of Gateway Authorization Agreement: Incorporated by
         reference to Exhibit 10.14 to the Form S-1.
10.14    Guaranteed Bank Facility: Incorporated by reference to
         Exhibit 10.15 to the Form S-1.

EXHIBIT
NUMBER                     DESCRIPTION OF EXHIBITS
-------                    -----------------------
10.15    Amendment dated December 19, 1997 to Guaranteed Bank
         Facility: Incorporated by reference to Exhibit 10.15 of the
         Report for the fiscal year ended December 31, 1997 on Form
         10-K of IWCL, Iridium, and its subsidiaries (the "1997 Form
         10-K").
10.16    Motorola Agreement regarding Guarantee: Incorporated by
         reference to Exhibit 10.16 to the Form S-1.
10.17    Amended and Restated Agreement regarding Guarantee:
         Incorporated by reference to Exhibit 10.17 to the 1997 Form
         S-4.
10.18    Second Amended and Restated Agreement regarding Guarantee.**
10.19    Memorandum of Understanding with Motorola, Inc: Incorporated by reference to Exhibit 10.18 to the 1997 Form S-4.
10.20    Form of Share Issuance Agreement between IWCL and Iridium
         LLC: Incorporated by reference to Exhibit 10.17 to the Form
         S-1.
10.21    Iridium LLC Option Plan: Incorporated by reference to
         Exhibit 10.5 to the Form S-1.
10.22    Iridium LLC Selected Senior Officers' Supplementary
         Retirement Plan: Incorporated by reference to Exhibit 10.27 to the 1997 Form S-4.
10.23    Agreement between Dr. Staiano and Iridium LLC: Incorporated by reference to Exhibit 10.28 to the 1997 Form S-4.
10.24    Asset Transfer Agreement: Incorporated by reference to
         Exhibit 10.25 to the 1998 Form S-4.
10.25    Consent of Arthur Andersen LLP to Contract Assignment:
         Incorporated by reference to Exhibit 10.26 to the 1998 Form
         S-4.
10.26    Consent of Motorola Inc. to Contract Assignment:
         Incorporated by reference to Exhibit 10.27 to the 1998 Form
         S-4.
10.27    Form of Credit Agreement among Iridium Operating LLC, Chase
         Securities Inc., Barclays Capital, The Chase Manhattan Bank
         and Barclays Bank PLC: Incorporated by reference to Exhibit
         10.28 of the 1997 Form 10-K.
10.28    Conditions Precedent to the Disbursement of the Term Loans
         under Section 2.01(a) of the Credit Agreement: Incorporated by reference to Exhibit 10.29 of the 1997 Form 10-K.
10.29    Regulatory and Technical Conditions Precedent to
         availability of funding under the Credit Agreement:
         Incorporated by reference to Exhibit 10.30 of the 1997 Form
         10-K.
10.30    Form of Assignment and Acceptance under the Credit
         Agreement: Incorporated by reference to Exhibit 10.31 of the
         1997 Form 10-K.
10.31    Form of Pledge and Security Agreement among Iridium
         Operating LLC, each of the Subsidiaries and The Chase
         Manhattan Bank: Incorporated by reference to Exhibit 10.32 of the 1997 Form 10-K.
10.32    Form of Parent Security Agreement between Iridium Operating
         LLC and The Chase Manhattan Bank: Incorporated by reference to Exhibit 10.33 of the 1997 Form 10-K.
10.33    Form of Subsidiary Guarantee Agreement between each of the
         Subsidiary Guarantors and The Chase Manhattan Bank:
         Incorporated by reference to Exhibit 10.34 of the 1997 Form
         10-K.
10.34    Form of Subsidiary Guarantee Assumption Agreement:
         Incorporated by reference to Exhibit 10.35 of the 1997 Form
         10-K.
10.35    Form of Depositary Agreement between Iridium Operating LLC and The Chase Manhattan Bank: Incorporated by reference to
         Exhibit 10.36 of the 1997 Form 10-K.
10.36    Form of Motorola Consent under the Credit Agreement among
         Motorola, Iridium Operating LLC and The Chase Manhattan
         Bank: Incorporated by reference to Exhibit 10.37 of the 1997
         Form 10-K.
10.37    Form of Motorola Pledge Agreement between Motorola, Inc. and
         The Chase Manhattan Bank: Incorporated by reference to
         Exhibit 10.38 of the 1997 Form 10-K.

EXHIBIT
NUMBER                     DESCRIPTION OF EXHIBITS
-------                    -----------------------
10.38    Form of Progress Certificate (Pre-Commercial Activation)
         under the Credit Agreement: Incorporated by reference to
         Exhibit 10.39 of the 1997 Form 10-K.
10.39    Form of Verification of Independent Technical Advisor under the Credit Agreement: Incorporated by reference to Exhibit
         10.40 of the 1997 Form 10-K.
10.40    Form of Progress Certificate (Post-Commercial Activation)
         under the Credit Agreement: Incorporated by reference to
         Exhibit 10.41 of the 1997 Form 10-K.
10.41    Form of Borrowing Request under the Credit Agreement:
         Incorporated by reference to Exhibit 10.42 of the 1997 Form
         10-K.
23.1     Consent of KPMG Peat Marwick LLP.**
23.2     Consent of Conyers, Dill & Pearman (contained in Exhibit
         5.1).
23.3     Consent of Sullivan & Cromwell (contained in Exhibit 5.2).
99       Certain Factors Which May Affect Forward Looking Statements:
         Incorporated by reference to Exhibit 99 of the 1997 Form
         10-K.


---------------

      * Previously filed.


     ** Filed herewith.

      + Confidential treatment previously granted.

     ++ Confidential treatment requested.